                                                                  EXHIBIT 10.10


                 AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

                                  By and Among

                                 ADVANTIX, INC.

                           ADVANTIX ACQUISITION CORP.,

                                TICKETS.COM, INC.

                                       and

                           CERTAIN OF ITS STOCKHOLDERS

                          Dated as of January 26, 1999





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

                                TABLE OF CONTENTS


ARTICLE I THE MERGER.........................................................................2
        1.1    The Merger....................................................................2
        1.2    Closing.......................................................................2
        1.3    Effective Time................................................................2
        1.4    Effects of the Merger.........................................................2
        1.5    Certificate of Incorporation; Bylaws..........................................2
        1.6    Directors and Officers........................................................3
        1.7    Merger Consideration; Conversion and Cancellation of Company Capital Stock....3
        1.8    Dissenters' Rights............................................................4
        1.9    Options and Warrants to Purchase Company Common Stock.........................5
        1.10   Tax Consequences..............................................................6
        1.11   Exemption from Registration...................................................6
        1.12   Taking of Necessary Action; Further Action....................................6

ARTICLE II EXCHANGE OF SHARES................................................................6
        2.1    Exchange Agent................................................................6
        2.2    Exchange Fund.................................................................6
        2.3    Escrow Fund...................................................................7
        2.4    Exchange of Shares............................................................7

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE COMPANY STOCKHOLDERS.......9
        3.1    Corporate Organization.......................................................10
        3.2    Capitalization...............................................................10
        3.3    Authority; No Violation......................................................11
        3.4    Consents and Approvals.......................................................12
        3.5    Financial Statements.........................................................13
        3.6    Absence of Undisclosed Liabilities...........................................13
        3.7    Absence of Certain Changes...................................................13
        3.8    Legal Proceedings............................................................14
        3.9    Restrictions on Business Activities..........................................15
        3.10   Governmental Authorization; Compliance with Laws.............................15
        3.11   Title and Condition of Personal Property.....................................15
        3.12   Real and Leased Property.....................................................16
        3.13   Intellectual Property........................................................17
        3.14   Taxes........................................................................19
        3.15   Environmental Matters........................................................19
        3.16   Major Suppliers..............................................................20
        3.17   List of Accounts.............................................................20
        3.18   Employment Agreements........................................................20
        3.19   Employee Benefit Plans.......................................................21
        3.20   Labor Matters................................................................21
        3.21   Contracts and Commitments....................................................22



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
        3.22   Absence of Breaches or Defaults..............................................24
        3.23   Insurance....................................................................24
        3.24   Reorganization...............................................................24
        3.25   Section 203 of the DGCL Not Applicable.......................................25
        3.26   Brokers......................................................................25
        3.27   Minute Books.................................................................25
        3.28   Vote Required................................................................25
        3.29   Employee Nondisclosure and Assignment of Inventions Agreements...............25
        3.30   Year 2000 Compliance.........................................................25
        3.31   Representations Complete.....................................................26

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB..........................26
        4.1    Corporate Organization.......................................................26
        4.2    Authority; No Violation......................................................26
        4.3    Capitalization of Parent and Merger Sub......................................27
        4.4    Subsidiaries.................................................................28
        4.5    Consents and Approvals.......................................................28
        4.6    Parent Financial Statements..................................................28
        4.7    Absence of Undisclosed Liabilities...........................................29
        4.8    Absence of Certain Changes...................................................29
        4.9    Additional Representations and Warranties....................................30
        4.10   Brokers......................................................................30
        4.11   Vote Required................................................................30
        4.12   Representations Complete.  ..................................................30

ARTICLE V COVENANTS RELATING TO CONDUCT OF BUSINESS.........................................30
        5.1    Covenants of the Company.....................................................30
        5.2    Covenants of Parent..........................................................32

ARTICLE VI ADDITIONAL AGREEMENTS............................................................33
        6.1    Preparation of Information Statement.........................................33
        6.2    Stockholders' Meetings.......................................................35
        6.3    Access to Information........................................................35
        6.4    Public Disclosure............................................................36
        6.5    Intentionally Deleted........................................................36
        6.6    Legal Requirements...........................................................36
        6.7    Blue Sky Laws................................................................37
        6.8    Company Stock Option Plan....................................................37
        6.9    Board Representation; Appointment of Certain Officers........................38
        6.10   Loan to the Company.  .......................................................38
        6.11   Reorganization...............................................................38
        6.12   Control of Operations........................................................38
        6.13   Change of Corporate Names....................................................38
        6.14   Best Efforts and Further Assurances..........................................40
        6.15   Amendments to Certificates of Designation....................................40
        6.16   Stockholder Voting Agreements; Irrevocable Proxies...........................40

        6.17   Stockholders Agreement.......................................................40
        6.18   Investor Rights Agreement....................................................41
        6.19   Company Stock Option Plan....................................................41

ARTICLE VII CONDITIONS PRECEDENT............................................................41
        7.1    Conditions to Each Party's Obligation to Effect the Merger...................41
        7.2    Conditions to Obligations of Parent and Merger Sub...........................42
        7.3    Conditions to the Obligations of Company and Company Stockholders............44

ARTICLE VIII TERMINATION AND AMENDMENT......................................................45
        8.1    Termination..................................................................45
        8.2    Effect of Termination........................................................46
        8.3    Amendment....................................................................46
        8.4    Extension; Waiver............................................................46

ARTICLE IX INDEMNIFICATION AND ESCROW FUND..................................................47
        9.1    Indemnity; Escrow Fund.......................................................47
        9.2    Claims.......................................................................47
        9.3    Objections to Claims.........................................................48
        9.4    Attempt to Resolve Conflicts; Arbitration....................................48
        9.5    Actions of the Stockholders' Agent...........................................51
        9.6    Third-Party Claims...........................................................51
        9.7    Limitations..................................................................51
        9.8    No Limitation................................................................52

ARTICLE X GENERAL PROVISIONS................................................................52
        10.1   Nonsurvival of Representations, Warranties and Agreements....................52
        10.2   Expenses.....................................................................53
        10.3   Notices......................................................................53
        10.4   Governing Law................................................................54
        10.5   Severability.................................................................55
        10.6   Assignment; Binding Effect; Benefit..........................................55
        10.7   Headings.....................................................................55
        10.8   Entire Agreement.............................................................55
        10.9   Counterparts.................................................................56



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



EXHIBITS AND SCHEDULES
----------------------

Exhibit A      Form of Escrow Agreement
Exhibit B      Form of Promissory Note
Exhibit C      Form of Stockholder Voting Agreement
Exhibit D      Form of Irrevocable Proxy
Exhibit E      Form of Amended Stockholders Agreement
Exhibit F      Form of Second Amended Investor Rights Agreement
Exhibit G      Form of Opinion of Company's counsel
Exhibit H      Form of Stockholder Representation Agreement
Exhibit I      Form of Opinion of Parent's counsel
Exhibit J      Arbitration Procedures


Schedule I     Company Stockholders
Schedule II    Stockholders Executing Stockholders Representation Agreement
Schedule III   Company Officers Constituting "Knowledge"
Schedule IV    Parent Officers Constituting "Knowledge"

                 AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

                THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this "Agreement"), is made and entered into as of January 26, 1999, by and among ADVANTIX, INC., a Delaware corporation ("Parent"), ADVANTIX ACQUISITION CORP., a Delaware corporation and wholly-owned subsidiary of Parent ("Merger Sub"), TICKETS.COM, INC., a Delaware corporation (the "Company"), and the individual stockholders of the Company listed on Schedule I hereto (individually, a "Company Stockholder" and collectively, the "Company Stockholders"). Merger Sub and the Company are sometimes collectively referred to herein as the "Constituent Corporations."

                WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have each determined that it is in the best interest of their respective companies and in the best interest of their respective stockholders to consummate the business combination transaction provided for herein in which Merger Sub will, subject to the terms and conditions set forth herein, merge with and into the Company (the "Merger"); and

                WHEREAS, pursuant to the Merger, among other things, (i) all of the outstanding shares of Common Stock, par value $.0001 per share, of the Company ("Company Common Stock") shall be converted into shares of Common Stock, par value $.0001 per share, of Parent ("Parent Common Stock"), (ii) all of the outstanding shares of Series A Preferred Stock, par value $.0001 per share, of the Company ("Company Series A Preferred") shall be converted into shares of Series A1 Preferred Stock of Parent ("Parent Series A1 Preferred"), and (iii) all of the outstanding shares of Series C Preferred Stock, par value $.0001 per share, of the Company ("Company Series C Preferred") shall be converted into shares of Series C Preferred Stock, par value $.0001 per share, of Parent ("Parent Series C Preferred"), in each case at the rate set forth herein. As used herein, the Company Common Stock, Company Series A Preferred and Company Series C Preferred are collectively referred to as the "Company Capital Stock" and the Parent Common Stock, Series A Preferred Stock, par value $.0001 per share, of Parent ("Parent Series A Preferred"), Parent Series A1 Preferred, Series B Preferred Stock, par value $.0001 per share, of Parent ("Parent Series B Preferred") and Parent Series C Preferred are collectively referred to as the "Parent Capital Stock."

                WHEREAS, for federal income tax purposes, it is intended that the Merger will qualify as a tax-free reorganization under the provisions of
Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code"); and

                WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

                NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:





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

                                   ARTICLE I

                                   THE MERGER

        1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the "DGCL"), at the Effective Time (as defined in Section 1.3 hereof), Merger Sub shall merge with and into the Company. The Company shall be the surviving company (hereinafter sometimes called the "Surviving Corporation") in the Merger, and shall continue its corporate existence under the laws of the State of Delaware. Upon consummation of the Merger, the separate corporate existence of Merger Sub shall terminate, and the Company shall be a wholly-owned subsidiary of Parent.

        1.2 Closing. The closing of the transactions contemplated hereby (the "Closing") shall take place as soon as practicable after the satisfaction or waiver of each of the conditions set forth in Article VII hereof or at such other time as the parties hereto agree (the "Closing Date"), provided, however, that the parties shall use reasonable commercial efforts to effect the Closing on or prior to April 10, 1999. The Closing shall take place at the offices of Brobeck, Phleger & Harrison LLP, 38 Technology Drive, Irvine, California or at such other location as the parties hereto agree.

        1.3 Effective Time. The Merger shall become effective upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware in such form as is required by, and executed in accordance with the relevant provisions of, the DGCL on the Closing Date (the "Certificate of Merger"). The term "Effective Time" shall be the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or such later time as is specified in the Certificate of Merger.

        1.4 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

        1.5 Certificate of Incorporation; Bylaws. At the Effective Time, the Certificate of Incorporation of Merger Sub as in effect at the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.

        At the Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

        1.6 Directors and Officers. The directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.




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

        1.7 Merger Consideration; Conversion and Cancellation of Company Capital Stock. By virtue of the Merger without any action on the part of Parent, Merger Sub, the Company or the holders of any Company Capital Stock or capital stock of Merger Sub:

                (a) Conversion of Company Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares (as hereinafter defined)) and all rights in respect thereof shall be converted and exchanged for such number and class or series of shares of Parent Capital Stock as set forth below:

                        (i) each share of Company Common Stock shall be converted and exchanged for that number of shares of Parent Common Stock equal to the quotient of (A) 20,691,212 divided by (B) the sum of (1) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, (2) the number of shares of Company Common Stock into which the Company Series A Preferred and Company Series C Preferred issued and outstanding immediately prior to the Effective Time are convertible, and (3) the number of shares of Company Common Stock issuable upon conversion or exercise of all other securities convertible into Company Common Stock and all stock options, warrants and other rights (if any) to purchase Company Common Stock issued and outstanding immediately prior to the Effective Time (the "Exchange Ratio");

                        (ii) each share of Company Series A Preferred shall be converted and exchanged for that number of shares of Parent Series A1 Preferred equal to the Exchange Ratio; and

                        (iii) each share of Company Series C Preferred shall be converted and exchanged for that number of shares of Parent Series C Preferred equal to the Exchange Ratio.

At the Effective Time, all shares of Company Capital Stock converted into the right to receive shares of Parent Capital Stock at the Exchange Ratio (the "Merger Consideration") pursuant to this Article I shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each certificate (each a "Certificate") previously representing any such shares of Company Capital Stock shall thereafter only represent the right to receive the shares of Parent Capital Stock into which the shares represented by such Certificate have been converted pursuant to this Section 1.7(a). Certificates previously representing shares of Company Capital Stock shall be exchanged for shares of Parent Capital Stock upon surrender of such Certificates in accordance with Section 2.4 hereof, without any interest.

                (b) Cancellation of Company Capital Stock Owned by Parent or Company. At the Effective Time, all shares of Company Capital Stock that are owned by the Company as treasury stock, each share of Company Capital Stock owned by Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

                (c) Company Stock Option Plan. At the Effective Time, the Company's 1998 Stock Plan (the "Company Stock Option Plan") and all options to purchase Company

Common Stock then outstanding under the Company Stock Option Plan shall be assumed by Parent in accordance with Sections 1.9 and 6.8 of this Agreement.

                (d) Certain Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into the applicable class or series of Company Capital Stock or Parent Capital Stock), reorganization, recapitalization or other like change with respect to the applicable class or series of Company Capital Stock or Parent Capital Stock, any termination or cancellation of any previously granted stock options or any issuances of stock options permitted by the terms hereof, occurring after the date hereof and prior to the Effective Time.

                (e) Conversion of Merger Sub Capital Stock. Each share of Common Stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one newly and validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation.

                (f) Fractional Shares. No fraction of a share of Parent Capital Stock will be issued, but in lieu thereof each holder of shares of Company Capital Stock who would otherwise be entitled to a fraction of a share of Parent Capital Stock (after aggregating all fractional shares of the applicable class or series of Parent Capital Stock to be received by such holder) shall receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) $2.10.

        1.8     Dissenters' Rights.

                (a) Notwithstanding any provision of the Agreement to the contrary, each share of Company Capital Stock that is issued and outstanding immediately prior to the Effective Time and is held by stockholders who have not voted such shares in favor of the approval and adoption of this Agreement and who shall have properly demanded appraisal of such shares in accordance with
Section 262 of the DGCL ("Dissenting Shares") shall not be converted into the right to receive the relevant Merger Consideration at the Effective Time, unless and until the holder of such Dissenting Shares shall have failed to perfect or shall have effectively withdrawn or lost such right to appraisal and payment under the DGCL. If a holder of Dissenting Shares (a "Dissenting Stockholder") shall have so failed to perfect or shall have effectively withdrawn or lost such right to appraisal and payment, then, as of the Effective Time or the occurrence of such event, whichever last occurs, such Dissenting Shares shall be converted into and represent solely the right to receive the relevant Merger Consideration, without any interest thereon, as provided in Section 1.7.

                (b) The Company shall give Parent (i) prompt notice of any written demands for appraisal, withdrawal of demands for appraisal and any other instruments served pursuant to Section 262 of the DGCL and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Section 262 of the DGCL. The Company agrees that prior to the Effective Time, it will not, without the prior written consent of Parent, voluntarily make or agree to make any payment with respect to, or settle or offer to settle, any such demands.




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

                (c) Each holder of Dissenting Shares who becomes entitled, pursuant to the provisions of Section 262 of the DGCL, to payment of his or her Dissenting Shares shall receive payment therefor after the Effective Time from the Surviving Corporation (but only after the amount thereof shall have been agreed upon or finally determined pursuant to such provisions) and such shares shall be canceled.

                (d) Parent hereby assumes responsibility for the preparation and delivery of any and all notices, documents, information or instruments required by law to be delivered to stockholders of the Company in connection with the provisions of Section 262 of the DGCL and for compliance of such materials with any disclosure obligations imposed by applicable law.

        1.9 Options and Warrants to Purchase Company Common Stock. At the Effective Time, each option or warrant granted by the Company to purchase shares of Company Common Stock (each, a "Company Stock Option") which is outstanding and unexercised immediately prior to the Effective Time shall be assumed by Parent and converted into an option or warrant to purchase shares of Parent Common Stock in such number and at such exercise price as provided below and otherwise having the same terms and conditions as in effect immediately prior to the Effective Time (except to the extent that such terms, conditions and restrictions may be altered in accordance with their terms as a result of the Merger):

                (a) the number of shares of Parent Common Stock to be subject to the new option or warrant shall be equal to the product of (i) the number of shares of Company Common Stock subject to the original option or warrant and (ii) the Exchange Ratio;

                (b) the exercise price per share of Parent Common Stock under the new option or warrant shall be equal to the quotient of (i) the exercise price per share of Company Common Stock under the original option or warrant divided by (ii) the Exchange Ratio; and

                (c) upon each exercise of options or warrants by a holder thereof, the aggregate number of shares of Parent Common Stock deliverable upon such exercise shall be rounded down, if necessary, to the nearest whole share and the aggregate exercise price shall be rounded up, if necessary, to the nearest cent.

The adjustments provided herein with respect to any options which are "incentive stock options" (as defined in Section 422 of the Code) shall be effected in a manner consistent with the requirements of Section 424(a) of the Code.

        1.10 Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code.

        1.11 Exemption from Registration. Assuming the accuracy of the representations contained in the Stockholder Representation Agreements delivered to Parent by those holders of Company Capital Stock set forth on Schedule II hereto pursuant to Section 7.2 hereof and the Stockholder Voting Agreements delivered to Parent by the Company Stockholders, the shares of Parent Capital Stock to be issued in connection with the Merger will be issued in a transaction exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), by reason of Section 4(2) thereof.




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

        1.12 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, power and franchises of the Company, the officers and directors of the Company, Parent and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

                                   ARTICLE II
                               EXCHANGE OF SHARES

        2.1 Exchange Agent. The Company and Parent shall mutually select an agent to serve as exchange agent (the "Exchange Agent") in the Merger.

        2.2 Exchange Fund. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the holders of Certificates, for exchange in accordance with this Article II
(i) certificates evidencing a number of shares of Parent Capital Stock for the conversion of Company Capital Stock in accordance with the provisions of Section 1.7(a), less such numbers of shares of Parent Capital Stock as shall be deposited into the Escrow Fund (as defined in Section 2.3 below) and (ii) cash in an amount sufficient to provide for the payments to be made in lieu of issuing any fractional shares of Parent Capital Stock as provided in Section 1.7(f) of this Agreement (such certificates and cash being hereinafter referred to as the "Exchange Fund").

        2.3     Escrow Fund.

                (a) Deposit of Shares. At or prior to the Effective Time, Parent shall cause to be issued in the name of each holder of a Certificate, a certificate representing ten percent (10%) of the number of shares of the applicable class or series of Parent Capital Stock to be received by such holder in the Merger (the "Escrow Shares") and shall deposit the Escrow Shares on behalf of such holders with the Escrow Agent to be held (together with any monies exchanged for Escrowed Shares pursuant to paragraph (b) of this Section
2.3 and any shares of Parent Capital Stock distributed with respect to the Escrowed Shares in a stock split or reverse stock split) in a fund (the "Escrow Fund"), pursuant to the Escrow Agreement attached hereto as Exhibit A (the "Escrow Agreement"), to be held in escrow in accordance with the terms and conditions of such Escrow Agreement.

                (b) Withdrawal of Shares During Escrow Period. At any time during the twelve (12) month period following the Closing Date (the "Escrow Period") each Holder may withdraw such Holder's shares of Parent Capital Stock from the Escrow Fund by (i) delivering to each of the Escrow Agent and Parent a notice (a "Withdrawal Notice") setting forth the number and class or series of shares of Parent Capital Stock to be withdrawn, and (ii) by delivering to the Escrow Agent a certified or bank cashier's check in an amount equal to the product of (a) $2.10 and (b) the number of shares of Parent Capital Stock set forth in the Withdrawal Notice. Promptly following receipt of such certified or bank cashier's check, the Escrow Agent shall deliver to the Holder a certificate or certificates representing the number of shares of Parent Capital Stock withdrawn pursuant to the Withdrawal Notice.




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

        2.4     Exchange of Shares.

                (a) Exchange Procedures. As soon as practicable after the Effective Time, and in no event more than three (3) business days thereafter, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for shares of Parent Capital Stock and cash in lieu of any fractional shares, into which the shares of Company Capital Stock shall have been converted pursuant to this Agreement. The Company shall have the right to approve both the letter of transmittal and the instructions prior to the Effective Time, which approval shall not be unreasonably withheld. Upon surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing ninety percent (90%) of that number of whole shares of the applicable class or series of Parent Capital Stock which such holder has the right to receive pursuant to the provisions of
Section 1.7(a) and cash in the amount such holder has the right to receive pursuant to the provisions of Section 1.7(f), and the Certificates so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash payable to holders of Certificates.

                (b) Transfers of Ownership. If any payment for shares of Company Capital Stock is to be made in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such payment that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the payment of the relevant Merger Consideration to a person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

                (c) Distribution With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date of this Agreement with respect to Parent Capital Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Capital Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the Certificates representing whole shares of Parent Capital Stock issued in exchange thereof, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time payable with respect to such whole shares of Parent Capital Stock.

                (d) No Liability. Notwithstanding anything to the contrary in this Section 2.4, none of the Parent, Company, Exchange Agent, the Escrow Agent, the Surviving Corporation or any other party hereto shall be liable to a holder of shares of Parent Capital Stock or Company Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.




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

                (e) No Further Ownership Rights in Company Capital Stock. The Merger Consideration paid upon the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof (including any cash paid in lieu of fractional shares), shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Capital Stock and there shall be no further registration of transfers on the records of Company of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in Section 2.4.

                (f) Lost, Stolen or Destroyed Certificates. In the event any Certificate evidencing shares of Company Capital Stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Capital Stock and cash for fractional shares, if any, as may be required pursuant to Section 2.4(a); provided, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to indemnify Parent against any loss or cost incurred by or claim that may be made against Parent, the Surviving Corporation, or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

                (g) Transfer Restrictions; Legends. The shares of Parent Capital Stock issued in the Merger shall not be transferable in the absence of an effective registration statement under the Securities Act or an exemption therefrom. In the absence of an effective registration statement under the Securities Act, neither such shares of Parent Capital Stock nor any interest therein shall be sold, transferred, assigned or otherwise disposed of, unless Parent shall have previously received an opinion of counsel knowledgeable in Federal securities law, in form and substance reasonably satisfactory to Parent, to the effect that registration under the Securities Act is not required in connection with such disposition. Parent shall be entitled to give stop transfer instructions to its transfer agent with respect to such shares of Parent Capital Stock in order to enforce the foregoing restrictions.

        The certificate or certificates representing the shares of Parent Capital Stock issued in the Merger shall bear the following legend restricting the transfer thereof, in addition to any other legend required by applicable law:

        "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED."

                                  ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                          AND THE COMPANY STOCKHOLDERS

        For purposes of this Agreement, the phrases "knowledge of the Company," or "to the Company's knowledge", or references to the absence of "notice to the Company" or the like shall refer to the actual knowledge after due inquiry of those persons set forth on Schedule III attached hereto. Except as disclosed in the disclosure schedule attached hereto (the "Company Disclosure Schedule"), the Company and each of the Company Stockholders jointly and severally, except as otherwise noted below, represent and warrant to Parent and Merger Sub as follows:

        3.1 Corporate Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted, and is qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such qualification necessary, except where the failure to be so licensed or qualified (i) is related solely to the fact that the Company is deemed to conduct commerce over the Internet or using interstate telephone lines or through the use of an "800" number in a particular jurisdiction, (ii) would not individually or in the aggregate have a Material Adverse Effect (as defined below) or (iii) would not adversely affect the ability of the Company to consummate the transactions contemplated hereby. To the knowledge of the Company, the Company has not received notice from any governmental authority that its business activities constitute the conduct of business in any jurisdiction where the Company is not qualified to transact business. The copies of the Certificate of Incorporation and Bylaws of the Company which have previously been made available to Parent are true and correct copies of such documents as in effect as of the date of this Agreement. For purposes of this Agreement, an action, event or occurrence has a "Material Adverse Effect" if it has, or could reasonably be expected to have, a material adverse effect on the assets, liabilities, business, financial condition or results of operations of the Company or Parent, as the case may be.

        3.2     Capitalization.

                (a) The authorized capital stock of the Company consists of 25,000,000 shares of Company Common Stock, and 25,000,000 shares of preferred stock, par value $0.0001 per share, of which 3,250,000 shares have been designated as Company Series A Preferred and 7,150,438 shares have been designated as Company Series C Preferred. As of the date hereof, there are (i) 9,485,540 shares of Company Common Stock issued and outstanding and no shares of Company Common Stock held by the Company as treasury stock, (ii) 3,000,000 shares of Company Series A Preferred, no shares of Series B Preferred Stock and 6,400,438 shares of Company Series C Preferred issued and outstanding, (iii) 5,456,658 shares of Company Common Stock reserved for issuance upon exercise of outstanding stock options and (iv) an aggregate of 9,400,438 shares of Company Common Stock reserved for issuance upon conversion of the Company Series A and Series C Preferred Stock. All of the issued and outstanding shares of Company Capital Stock were duly authorized and validly issued and are fully paid and nonassessable and are free of any liens or encumbrances created by or resulting from the actions of the Company, and, except as set forth in Section 3.2(a) of the Company Disclosure Schedule, are not subject to preemptive rights or rights of first refusal created by statute, the Certificate of Incorporation or Bylaws of the Company or any agreement to which the Company is a party or by which it is bound. Except as set forth in Section 3.2(a) of the Company Disclosure Schedule, to the knowledge of the Company, none of the outstanding shares of Company Capital Stock were issued in violation of any applicable federal or state securities law. Section 3.2(a) of the Company Disclosure Schedule sets forth all outstanding subscriptions, options (including a schedule of exercise prices, vesting and/or acceleration provisions), warrants, convertible securities, calls, commitments, agreements or obligations of any character calling for the purchase, redemption or issuance of any shares of Company Capital Stock or any other equity security of the Company or any securities representing the right to purchase or otherwise receive any shares of Company Capital Stock or any other equity security of the Company (collectively, "Capital Stock Purchase Rights"). Except as reflected in Section 3.2(a) of the Company Disclosure Schedule, the Company does not have, and is not bound by, any outstanding Capital Stock Purchase Rights. The terms of the Company Stock Option Plan permit the assumption or substitution of options to purchase Parent Common Stock as provided in this Agreement, without the consent or approval of the holders of such securities, the Company Stockholders, or otherwise and without any acceleration of the exercise schedule or vesting provisions in effect for those options, except as set forth in Section 3.2(a) of the Company Disclosure Schedule. True and complete copies of all forms of agreements and instruments relating to or issued under the Company Stock Option Plan have been made available to Parent and such agreements and instruments have not been amended, modified or supplemented, and except as set forth in Section 3.2(a) of the Company Disclosure Schedule, there are no agreements to amend, modify or supplement such agreements or instruments in any case from the form made available to Parent.

                (b) The Company does not presently own or control, directly or indirectly, and has no stock or other interest as owner or principal in, any other corporation, partnership, limited liability company, joint venture, business, trust, association or other business venture or entity.

        3.3     Authority; No Violation.

                (a) The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The Board of Directors of the Company has (i) unanimously approved this Agreement and the Merger and all transactions contemplated hereby, (ii) determined that the Merger is in the best interests of the stockholders of the Company and is on terms that are fair to such stockholders and (iii) determined that this Agreement is advisable and recommended that the stockholders of the Company approve this Agreement and consummation of the Merger. Except for the adoption of this Agreement by the requisite votes of the Company's stockholders, no other corporate proceedings on the part of the Company are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement and all other agreements and documents to be entered into in connection herewith have been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent and Merger Sub) constitute valid and binding obligations of the Company, enforceable against the Company, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally. Each of the Company Stockholders severally (and not jointly) represents that this Agreement and all other agreements and documents to be entered into in connection herewith have been duly and validly executed and delivered by each of the Company Stockholders and (assuming due authorization, execution and delivery by Parent and Merger Sub) constitute valid and binding obligations of each of the Company Stockholders, enforceable against each of the Company Stockholders, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

                (b) Except as set forth in Section 3.3(b) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof, will (i) violate any provision of the Certificate of Incorporation or Bylaws of the Company, (ii) assuming that the consents and approvals referred to in Section 3.4 hereof are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of its properties or assets or (iii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of the Company under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company is a party, or by which the Company or any of its properties or assets may be bound or affected.

                (c) Each of the Company Stockholders severally (and not jointly) represents that, except as set forth in Section 3.3(c) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement by each of the Company Stockholders, nor the consummation by each of the Company Stockholders of the transactions contemplated hereby, nor compliance by each of the Company Stockholders with any of the terms or provisions hereof, will (i) assuming that the consents and approvals referred to in Section 3.4 hereof are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company Stockholders or any of their respective properties or assets or (ii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of any of the Company Stockholders under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which any of the Company Stockholders is a party, or by which any of the Company Stockholders or any of their respective properties or assets may be bound or affected.

        3.4 Consents and Approvals. Except for (a) the approval of this Agreement by the requisite vote of the stockholders of the Company, (b) the filing of Certificate of Merger with the Secretary of State of the State of Delaware pursuant to Section 251(c) of the DGCL, and (c) such filings, authorizations or approvals as may be set forth in Section 3.4 of the Company Disclosure Schedule, no consents, approvals, orders or authorizations of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a "Governmental Entity") or with any third party are necessary with respect to the Company or any of the Company Stockholders in connection with (1) the execution and delivery of this Agreement and (2) the consummation of the Merger and the other transactions contemplated hereby, except for those which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or a Material Adverse Effect on the ability of the parties to consummate the transactions contemplated hereby.

        3.5 Financial Statements. Set forth in Section 3.5 of the Company Disclosure Schedule are true and correct copies of (a) an unaudited balance sheet of the Company at December 31, 1997, together with related unaudited statements of operations, stockholders' equity and cash flows for the fiscal year then ended, and (b) the Company's unaudited balance sheet and statement of operations as of and for the year ended December 31, 1998 (the "Reference Balance Sheet Date") (collectively, the "Financial Statements"). Such Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") (except that the unaudited Financial Statements do not contain all footnotes required by GAAP and are subject to normal year-end audit adjustments that in the aggregate, with the exception of certain adjustments related to compensation expense in connection with stock options, will not be material) applied on a basis consistent throughout the periods indicated and with each other. The Financial Statements (a) are complete and correct in all material respects, (b) are in accordance with the Company's books and records, and (c) fairly present the financial condition and operating results of the Company as of the dates, and for the periods indicated therein, subject to normal year-end audit adjustments. Except as disclosed in the Financial Statements, the Company is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation. The books and records of the Company have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements.

        3.6     Absence of Undisclosed Liabilities. Except as set forth on
Section 3.6 of the Company Disclosure Schedule, the Company has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those disclosed or reserved against in its unaudited balance sheet as of December 31, 1998 (the "Reference Balance Sheet"), (ii) those incurred in the ordinary course of business and not required to be set forth in the Reference Balance Sheet under GAAP, (iii) those incurred in the ordinary course of business since the Reference Balance Sheet Date and consistent with past practice, and (iv) those incurred in connection with the execution of this Agreement.

        3.7 Absence of Certain Changes. Except as disclosed in Section 3.7 of the Company Disclosure Schedule, since the Reference Balance Sheet Date, the Company has conducted its business in the ordinary course consistent with past practice, and except for transactions contemplated or authorized hereby, there has not occurred (i) any purchase or other acquisition of, sale, lease, disposition, or other transfer of, or mortgage, pledge or subjection to any material encumbrance or lien on, any material asset, tangible or intangible, of the Company, other than in the ordinary course of business; (ii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company or any revaluation by the Company of any of its assets; (iii) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Company Capital Stock, or any split-up or other recapitalization in respect of Company Capital Stock, or any direct or indirect redemption, purchase or other acquisition by the Company of any shares of Company Capital Stock; (iv) any material contract entered into by the Company, other than in the ordinary course of business and as provided to Parent, or any amendment or termination of, or default under, any material contract to which the Company is a party or by which it is bound; (v) any amendment or change to the Certificate of Incorporation or Bylaws of the Company; (vi) any increase in or modification of the compensation or benefits payable or to become payable by the Company to any of its directors or employees; (vii) any issuance, transfer, sale or pledge by the Company of any shares of Company Capital Stock or other securities or of any commitment, option, right or privilege under which the Company is or may become obligated to issue any shares of Company Capital Stock or other securities; (viii) any indebtedness for borrowed money incurred by the Company, except such as may have been incurred or entered into in the ordinary course of business not exceeding $25,000; (ix) any loan made or agreed to be made by the Company, nor has the Company become liable or agreed to become liable as a guarantor with respect to any loan; (x) any waiver or compromise by the Company of any right or rights or any payment, direct or indirect, of any material debt, liability or other obligation, other than in the ordinary course of business; (xi) any sale, assignment, or transfer of any patents, trademarks, copyrights, domain names, URLs, trade secrets or other intangible assets, including, without limitation, the telephone number (800) 842-5387 ("800 TICKETS"), (888) 842-5387 ("888
TICKETS"), "tickets.com" and "etickets.com," other than in the ordinary course of business; (xii) any actual or, to the knowledge of the Company, threatened termination or loss of (a) any material contract, lease, license or other agreement to which the Company was or is a party; (b) any certificate, license or other authorization required for the continued operation by the Company of any portion of any of its business; or (c) termination or loss of any customer or other revenue source, which termination or loss could reasonably be expected to result in loss of revenues to the Company in excess of $50,000 per year, and the Company has no knowledge of any event (including, without limitation, the transactions contemplated hereby) which could reasonably be expected to result in any such termination or loss; (xiii) any resignation of employment of any key officer or employee of the Company, or to the knowledge of the Company, any impending resignation of employment of any such officer or employee; (xiv) any negotiation or agreement by the Company to do any of the things described in the preceding clauses (i) through (xiii) (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement); or (xv) to the Company's knowledge, any other event or circumstance that will have or could reasonably be expected to have a Material Adverse Effect on the Company.

        3.8 Legal Proceedings. Except as set forth in Section 3.8 of the Company Disclosure Schedule, there are no legal actions, suits, arbitrations or other legal, administrative or governmental proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or its properties, assets or business in which an unfavorable outcome, ruling or finding would have a Material Adverse Effect, and neither the Company nor any of the Company Stockholders is aware of any facts which might result in or form the basis for any such action, suit or other proceeding or which would challenge the validity or propriety of the transactions contemplated by this Agreement. The Company is not in default with respect to any judgment, order or decree of any court or any governmental agency or instrumentality which would have a Material Adverse Effect. The foregoing includes, without limiting the generality thereof, actions pending, or to the Company's knowledge, threatened or involving the prior employment of any of the Company's employees or their use in connection with the Company's business of any information or techniques allegedly proprietary to a former employee.

        3.9 Restrictions on Business Activities. To the Company's knowledge, there is no agreement, judgment, injunction, order or decree binding upon the Company which has or could reasonably be expected to have the effect of prohibiting or materially impairing any current or future business practice of the Company, any acquisition of property by the Company, the ability of the Company to compete with any other person or the conduct of business by the Company as currently conducted or as proposed to be conducted by the Company.

        3.10 Governmental Authorization; Compliance with Laws. Except as set forth in Section 3.10 of the Company Disclosure Schedule, the Company has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which the Company currently operates or holds any interest in any of its properties or (ii) that is required for the operation of the Company's business or the holding of any such interest ((i) and (ii) herein collectively called the "Company Authorizations"), and all of such Company Authorizations are in full force and effect, except where the failure to obtain or have any such Company Authorizations could not reasonably be expected to have a Material Adverse Effect on the Company. To the Company's knowledge, except as set forth in Section 3.10 of the Company Disclosure Schedule, the Company is in material compliance with all applicable laws, statutes, orders, rules and regulations of any Governmental Entity relating to the Company except where the failure to do so would not have a Material Adverse Effect, and the Company has not received notice of any violations of any of the above.

        3.11 Title and Condition of Personal Property. The Company has marketable title to all of its personal property reflected in the Reference Balance Sheet or acquired after the Reference Balance Sheet Date (other than property sold or otherwise disposed of since the Reference Balance Sheet Date in the ordinary course of business), free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character or claims thereto, except (i) the lien of current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and would not reasonably be expected to have a Material Adverse Effect on the Company and (iii) liens securing debt which is reflected on the Reference Balance Sheet. The plants, property and equipment of the Company that are used in the operations of its business are in all material respects in good operating condition and repair. All properties used in the operations of the Company are reflected in the Reference Balance Sheet to the extent GAAP requires the same to be reflected.

        3.12    Real and Leased Property.

                (a) The Company does not own any fee simple interest in real property. The Company does not lease or sublease any real property other than as set forth on Section 3.12 of the Company Disclosure Schedule. Section 3.12 of the Company Disclosure Schedule sets forth the street address of each parcel of real property leased or subleased by the Company (the "Leased Property"). The Company has previously delivered to Parent a true and complete copy of all of the lease and sublease agreements, as amended to date (the "Leases") relating to the Leased Property. The Leases are valid, binding and in full force and effect, all rent and other sums and charges payable thereunder are current, no notice of default or termination under any of the Leases is outstanding, no termination event or condition or uncured default on the part of the Company or, on the part of the landlord or sublandlord, as the case may be, thereunder, exists under the Leases, and no event has occurred and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default or termination event or condition. There are no subleases, licenses or other agreements granting to any person other than the Company any right to the possession, use, occupancy or enjoyment of the premises demised by the Leases. All of the premises are used in the conduct of the Company's business.

                (b) The heating, ventilation, air conditioning, plumbing and electrical systems at the Leased Property are in such working order and repair as is necessary to permit the Company's computer and information systems to function properly without material disruption on the date hereof and will be in such working order and repair on the Closing Date. The Company has not experienced any material interruption in material services provided to any of the Leased Property within the last six (6) months. To the knowledge of the Company, no landlord under the Leases has any plans to make any material alterations to any of the Leased Property, the construction of which would materially and adversely interfere with the Company's use of the Leased Property. To the knowledge of the Company, no landlord under the Leases has any plans to make any material alterations to any of the buildings in which Leased Property is located, the costs of which alterations would be borne in any part by a tenant under the applicable Lease.

                (c) Section 3.12 of the Company Disclosure Schedule sets forth all material permits, licenses, franchises, approvals and authorizations (collectively, the "Real Property Permits") required to be obtained by the Company from all Governmental Entities having jurisdiction over each Leased Property and from all insurance companies and fire rating and other similar boards and organizations (collectively, the "Insurance Organizations"). All such Real Property Permits required to be obtained by the Company to enable each Leased Property to be lawfully occupied and used for all of the purposes for which they are currently occupied and have been lawfully issued to the Company and are, as of the date hereof, in full force and effect. The Company has not received or been informed by a third party of the receipt by it of any notice from any Governmental Entity having jurisdiction over any Leased Property or from any Insurance Organization threatening a suspension, revocation, modification or cancellation of any Real Property Permit or of any insurance policies and, to the best knowledge and belief of the Company there is no basis for the issuance of any such notice or the taking of any such action. No action is required in order for all Real Property Permits and liability and casualty insurance policies required under any of the Leases to remain Real Property Permits and insurance policies of the Surviving Corporation.

                (d) The Company has not received any notice, nor has it any knowledge, of any pending, threatened or contemplated condemnation proceeding affecting any Leased Property or any part thereof.

                (e) There are no liabilities (other than rent and other sums and charges regularly payable) associated with any of the Leases including, without limitation, any liability under any Environmental and Safety Laws (as defined in Section 3.15), which is or which may become payable by the Surviving Corporation.

        3.13    Intellectual Property.

                (a) Section 3.13(a) of the Company Disclosure Schedule sets forth an accurate and complete description of (i) all foreign and domestic patents, patent applications, inventions not the subject of any issued patent or patent application, trademarks, trademark applications, service marks, trade names, product names or other marks in which the Company has common law trademark rights, copyrights, domain names and URLs of the Company which are registered or issued or for which registration or issuance is pending with any Governmental Entity specifying as to each such item, as applicable, the jurisdiction(s) by or in which such patent, trademark, service mark, trade name or copyright has been issued or registered or in which an application for such issuance or registration has been filed or proposed, including the registration or application number; (ii) all foreign and domestic franchises, licenses, sublicenses, contracts and agreements, pursuant to which any person other than the Company is authorized to use any foreign and domestic patents, inventions not the subject of any issued patent or patent application, trademarks, trade names, service marks, product names or other marks in which the Company has common law trademark rights, copyrights, domain names, URLs, and any applications therefor, net lists, schematics, technology, know-how (except for shared know-how), trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material ("Intellectual Property") owned by the Company; and (iii) all foreign and domestic franchises, licenses, sublicenses, contracts and agreements, other than shrink-wrap software licenses, pursuant to which the Company is authorized to use any such Intellectual Property not owned by the Company (except for shared know-how) ("Third Party Intellectual Property Rights")[ including, with respect to (ii) or (iii), the identity of all parties thereto, a description of the nature and subject matter thereof, the royalty provided and the term thereof.]

                (b) Except as set forth in Section 3.13(b) of the Company Disclosure Schedule, the Company owns or has the right to use, pursuant to franchise, license, sublicense, contract, agreement or permission, all of the Intellectual Property necessary for the conduct of its business as currently conducted or as proposed to be conducted by the Company. All applicable fees, royalties and other amounts due and payable by the Company to any person or to the Company by any person in respect of such Intellectual Property have been paid. The Company has taken all reasonably necessary actions to maintain and protect (i) the Intellectual Property that it owns and (ii) the Intellectual Property that it has the right to use and is contractually required to protect.

                (c) Except for third party licenses listed in Section 3.13(c) of the Company Disclosure Schedule, the Company is the sole and exclusive owner of its Intellectual Property including, but not limited to, those listed or described on the Company Disclosure Schedule, or has the right to the use thereof for the material covered thereby in connection with the services or products in respect to which they have been or are now being used.

                (d) Except as set forth in Section 3.13(d) of the Company Disclosure Schedule, the Company (i) is not the subject of any pending litigation or, to the Company's knowledge, any claim regarding infringement of or misappropriation or misuse of any Intellectual Property of the Company or other tangible right of any other person, (ii) does not have knowledge of any such infringement, whether or not claimed by any other person, and (iii) does not have knowledge of any facts or circumstances which would reasonably be anticipated to result in any such litigation or claim or which would reasonably lead the Company to conclude that the continued operation and conduct of any aspect of its business would result in any such litigation or claim. To the knowledge of the Company, except as set forth in Section 3.13(d) of the Company Disclosure Schedule, there is no other person that is operating under or otherwise using any name confusingly similar with any trade names, trademarks, service names, service marks or logos included in the Intellectual Property owned by the Company. To the Company's knowledge, no Intellectual Property licensed by the Company from a third party is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by the Company. Except as set forth in Section 3.13(d) of the Company Disclosure Schedule, no Intellectual Property of the Company is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by the Company. Except as set forth in Section 3.13(d) of the Company Disclosure Schedule, the Company has not entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property.

                (e) To the Company's knowledge, there has been no unauthorized use, disclosure, infringement or misappropriation by any third party, including any employee or former employee of the Company, of any Intellectual Property rights of the Company, any trade secret material to the Company, or any Third Party Intellectual Property Rights.

                (f) The Company is not nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Intellectual Property or Third Party Intellectual Property Rights.

                (g) Except as set forth in Section 3.13(g) of the Company Disclosure Schedule, to the Company's knowledge, no material trade secrets included in the Intellectual Property of the Company have been disclosed by the Company to any person other than employees, agents and representatives of the Company or Parent. Except as set forth in Section 3.13(g) of the Company Disclosure Schedule, the Company has taken reasonable measures to protect all of its trade secrets, including securing valid written assignments from all consultants and employees who contributed to the creation or development of Intellectual Property of the rights to such contributions that the Company does not already own by operation of law.

                (h) Except for obligations that arise under the common law of the appropriate jurisdiction, to the Company's knowledge, neither the Company nor its employees has, other than confidentiality and other agreements assigning inventions made prior to their employment with the Company, any written agreements or arrangements with former employers of such employees relating to trade secrets of such employers, the assignment of inventions of such employers, or such employee's engagement in activities competitive with such employers. Except for obligations that arise under the common law of the appropriate jurisdiction, to the

Company's knowledge, the activities of such employees on behalf of the Company do not violate any agreements or arrangements known to the Company which any such employees have with former employers.

        3.14    Taxes.

                (a) Except as set forth in Section 3.14(a) of the Company Disclosure Schedule, the Company has duly and timely filed (including applicable extensions granted without penalty) all material Tax Returns (as hereinafter defined) required to be filed at or prior to the Effective Time, and such Tax Returns are true and correct in all material respects, except where failure to do so would not have a Material Adverse Effect, and the Company has paid in full or made adequate provision in the financial statements of the Company (in accordance with GAAP) for all material Taxes (as hereinafter defined) shown to be due on such Tax Returns except where failure to do so would not have a Material Adverse Effect. Except as set forth in Section 3.14(a) of the Company Disclosure Schedule, as of the date hereof (i) the Company has not requested any extension of time within which to file any Tax Returns in respect of any fiscal year which have not since been filed and no request for waivers of the time to assess any Taxes are pending or outstanding, (ii) no claim for Taxes has become a lien against the property of the Company or is being asserted against the Company other than liens for Taxes not yet due and payable, (iii) no audit of any Tax Return of the Company is being conducted by a Tax authority, (iv) no extension of the statute of limitations on the assessment of any Taxes has been granted to the Company and is currently in effect, and (v) there is no agreement, contract or arrangement to which the Company is a party that may result in the payment of any amount that would not be deductible by reason of Sections 280G, 162 or 404 of the Code. The Company has not been nor will it be required to include any adjustment in taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Merger.

                (b) For the purposes of this Agreement, "Tax" or "Taxes" shall mean all taxes, charges, fees, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including, but not limited to income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto. For purposes of this Agreement, "Tax Return" shall mean any return, report, information return or other document (including any related or supporting information) with respect to Taxes.

        3.15    Environmental Matters.

                (a)     The following terms shall be defined as follows:

                        (i) "Environmental and Safety Laws" shall mean any federal, state or local laws, ordinances, codes, regulations, rules, policies and orders that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous or toxic substances, materials, wastes, pollutants or contaminants, or which are intended to assure the safety of employees, workers or other persons, including the public.

                        (ii) "Facilities" shall mean all buildings and improvements located on any real property leased or subleased by the Company.

                (b) The Company represents and warrants as follows: (i) the Company has received no notice (oral or written) of any noncompliance of the Facilities or its past or present operations with Environmental and Safety Laws;
(ii) no notices, administrative actions or suits are pending or, to the Company's knowledge, threatened relating to a violation of any Environmental and Safety Laws; (iii) the Company has not been notified that it is a potentially responsible party under the federal Comprehensive Environmental Response, Compensation and Liability Act, or state analog statute, arising out of events occurring prior to the Closing Date; (iv) to the Company's knowledge, the Company's uses of and activities within the Facilities have at all times complied with all Environmental and Safety Laws; and (v) the Company has all the permits and licenses required by Environmental and Safety Laws to be issued and are in full compliance with the terms and conditions of those permits.

        3.16 Major Suppliers. Section 3.16 of the Company Disclosure Schedule identifies those suppliers of significant goods or services with respect to which, to the knowledge of the Company, alternative sources of supply are not readily available on comparable terms and conditions. To the knowledge of the Company, except as indicated in Section 3.16 of the Company Disclosure Schedule, all supplies and services necessary for the conduct of the business of the Company as presently conducted, may be obtained from alternate sources on terms and conditions comparable to those presently available to the Company, and no facts, circumstances or conditions exist which create a reasonable basis for believing that the Company will be unable to continue to procure the supplies and services necessary to conduct its business on substantially the same terms and conditions as such supplies and services are currently procured.

        3.17 List of Accounts. Set forth in Section 3.17 of the Company Disclosure Schedule is: (a) the name and address of each bank or other institution in which the Company maintains an account (cash, securities or other) or safe deposit box; (b) the name and phone number of the contact person at such bank or institution and (c) the account number of the relevant account and a description of the type of account.

        3.18 Employment Agreements. Section 3.18 of the Company Disclosure Schedule contains the names, job descriptions and annual salary rates and other compensation of all officers, directors and employees of the Company or consultants whose annual compensation by the Company exceeds $75,000. A list of all employee policies, employee manuals or other written statements of rules or policies as to working conditions, vacation and sick leave, and a complete copy of each has been made available to Parent. Except as set forth in Section 3.18 of the Company Disclosure Schedule, there are no employment, consulting, severance or indemnification arrangements, agreements or understandings between the Company and any officer, director, consultant or employee including, without limitation, any contracts to employ executive officers, any severance, change in control or similar arrangements with any officers, employees or agents of the Company that will result in any obligation (absolute or contingent) of the Company to make any payment to any officer, employee or agent of the Company following either the consummation of the transactions contemplated hereby, termination of employment, or both ("Company Employment Agreements").

        3.19 Employee Benefit Plans. The Company has no employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended).

        3.20 Labor Matters. (a) Except as set forth in Section 3.20(a) of the Company Disclosure Schedule, (a) the Company is not a party to or otherwise bound by any collective bargaining agreement or other labor union contract and currently there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which could affect the Company; (b) to the Company's knowledge, there are no controversies, strikes, slowdowns, work stoppages or labor disturbances pending or threatened between the Company and any of its employees, and the Company has not experienced any such controversy, strike, slowdown, work stoppage or labor disturbances within the past three years; (c) the Company has not breached or otherwise failed to comply with the provisions of any collective bargaining or union contract and there are no grievances outstanding against the Company under any such agreement or contract; (d) there are no unfair labor practice complaints pending against the Company before the National Labor Relations Board or any other Governmental Entity or any current union representation questions involving employees of the Company; (e) there are no pending claims against the Company under any workers' compensation plan or policy or for long-term disability; (f) the Company does not have any obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder; (g) the Company is currently in material compliance with all applicable laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Entity and has withheld and paid to the appropriate Governmental Entity or is holding for payment not yet due to such Governmental Entity all amounts required to be withheld from employees of the Company and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing; (h) the Company has paid in full to all their respective employees or adequately accrued for in accordance with GAAP all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees, including all compensation owing and due for over-time work; (i) the Company has provided its employees with all relocation benefits, stock options, bonuses and incentives, and all other compensation that such employee has earned up through the date of this Agreement or that such employee was otherwise promised in their employment agreements with the Company; (j) to the Company's knowledge, there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or threatened before any Governmental Entity with respect to any Persons currently or formerly employed by the Company; (k) the Company is not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices; (l) to the Company's knowledge, there is no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or threatened with respect to the Company; (m) there is no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted or is now pending or threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Entity in any jurisdiction in which the Company has employed or currently employs any Person; (n) to the Company's knowledge, the Company is in material compliance with the requirements of the Americans With Disabilities Act; and (o) the Company is in material compliance with the requirements of the Workers Adjustment and Retraining Notification Act ("WARN") and has no liabilities pursuant to WARN.

        (b) Except as set forth in Section 3.20 of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any severance benefits or any other payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any current or former director, employee or other service provider of the Company, (ii) increase any benefits otherwise payable by the Company or (iii) result in the acceleration of the time of payment or vesting of any such benefits, or increase in the amount of compensation of benefits due any such person.

        3.21 Contracts and Commitments. Section 3.21 of the Company Disclosure Schedule contains a complete and accurate list of all contracts and agreements (including, without limitation, oral and informal arrangements) of the following categories to which the Company is a party or by which it is bound as of the date of this Agreement.

                (a)     labor contracts or collective bargaining agreements;

                (b) material manufacturing, distribution, franchise, license, sales, agency or advertising contracts;

                (c) contracts which require the payment in excess of $50,000 per year for (i) the purchase of inventory, materials, supplies or equipment which are not cancelable (without material penalty, cost or other liability) within one (1) year, (ii) management, consulting, service or other similar contracts, (iii) advertising or marketing agreements or arrangements, and (iv) other contracts made in the ordinary course of business involving annual expenditures or liabilities in excess of $50,000 which are not cancelable (without material penalty, cost or other liability) within ninety (90) days, other than purchase orders made in the ordinary course of business consistent with past practice;

                (d) promissory notes, loans, agreements, indentures, evidences of indebtedness or other instruments proving for the lending of money, whether as borrower, lender or guarantor, in excess of $50,000;

                (e) contracts (other than Leases) containing covenants limiting the freedom of the Company to engage in any line of business or compete with any person or operate at any location;

                (f) joint venture or partnership agreements or joint development or similar agreements;

                (g) agreements, contracts or other arrangements with (i) the Company or any affiliate of the Company or (ii) any current or former officer, director or employee of the Company or any affiliate of the Company;

                (h)     leases or similar agreements with any person under which
(i) the Company is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any person or (ii) the Company is a lessor or sublessor of, or makes available for use by any person, any tangible personal property owned or leased by the Company, in any such case which has an aggregate future liability or receivable, as the case may be, in excess of $50,000 and is not terminable by the Company by notice of not more than sixty (60) days for a cost of less than $10,000;

                (i) material license, option or other agreements relating in whole or in part to the Intellectual Property described in Section 3.13 (including any license or other agreement under which the Company is licensee or licensor of any such Intellectual Property);

                (j) contracts or other instruments (including so-called take-or-pay or keepwell agreements) under which (i) any person has directly or indirectly guaranteed indebtedness, liabilities or obligations of the Company or
(ii) the Company has directly or indirectly guaranteed indebtedness, liabilities or obligations of any person (in each case other than endorsements for the purpose of collection in the ordinary course of business);

                (k) contracts or other instruments under which the Company has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any person involving aggregate payments in excess of $50,000;

                (l) mortgages, pledges, security agreements, deeds of trust or other instruments granting a lien or other encumbrance upon any property of the Company;

                (m) agreements or instruments involving aggregate payments in excess of $50,000 providing for indemnification of any person with respect to liabilities relating to any current or former business of the Company, or any predecessor entity;

                (n) contracts for the acquisition, sale or lease of any assets or capital stock or other ownership interests outside the ordinary course of business or involving aggregate payments in excess of $50,000 or to effect any merger of the Company; and

                (o) any exclusive retainer agreement or arrangement with attorneys, accountants, actuaries, appraisers, investment bankers or other professional advisors.

        True copies of the written contracts identified in Section 3.21 of the Company Disclosure Schedule have been delivered to Parent.

        3.22 Absence of Breaches or Defaults. The Company is not and, to the knowledge of the Company, no other party is, in default under, or in breach or violation of, any contract identified on Section 3.21 of the Company Disclosure Schedule and, to the knowledge of the Company, no event has occurred which, with the giving of notice or passage of time or both would constitute a default under any contact identified on Section 3.21 of the Company Disclosure Schedule, except for defaults, breaches, violations or events which, individually or in the aggregate, would not have a Material Adverse Effect on the Company. Other than contracts which have terminated or expired in accordance with their terms, each of the contracts identified on Section 3.21 of the Company Disclosure
Schedule is valid, binding and enforceable (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles

(whether considered in a proceeding in equity or at law)) and is in full force and effect, and assuming all consents required by the terms thereof or applicable law have been obtained, such contracts will continue to be valid, binding and enforceable and in full force and effect immediately following the consummation of the transactions contemplated hereby, in each case except where the failure to be valid, binding, enforceable and in full force and effect would not, individually or in the aggregate, have a Material Adverse Effect on the Company. No event has occurred which either entitles, or would, on notice or lapse of time or both, entitle the holder of any indebtedness for borrowed money affecting the Company (except for the execution or consummation of this Agreement) to accelerate, or which does accelerate, the maturity of any indebtedness affecting the Company, except as set forth in Section 3.22 of the Company Disclosure Schedule.

        3.23 Insurance. Section 3.23 of the Company Disclosure Schedule sets forth a true and complete list of all insurance policies providing insurance coverage of any nature to the Company. Such policies are sufficient for compliance by the Company with all requirements of law and all material agreements to which the Company is a party or by which any of its assets are bound. All of such policies are in full force and effect and are valid and enforceable in accordance with their terms, and the Company has complied with all material terms and conditions of such policies, including premium payments. None of the insurance carriers has indicated to the Company an intention to cancel any such policy. The Company does not have any claim pending against any of the insurance carriers under any of such policies and there has been no actual or alleged occurrence of any kind which may give rise to any such claim.

        3.24 Reorganization. Neither the Company nor, to the knowledge of the Company, any of its directors, officers or stockholders has taken any action which would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a)(2)(E) of the Code.

        3.25 Section 203 of the DGCL Not Applicable. The Board of Directors of the Company has taken all actions so that the restrictions contained in
Section 203 of the DGCL applicable to a "business combination" (as defined in Section 203) will not apply to the execution, delivery or performance of this Agreement or to the consummation of the Merger or the other transactions contemplated by this Agreement.

        3.26 Brokers. Except as set forth in Section 3.26 of the Company Disclosure Schedule, neither the Company nor any of its officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement.

        3.27 Minute Books. Except as set forth in Section 3.27 of the Company Disclosure Schedule, the minute books of the Company made available to Parent contain a complete and accurate summary of all meetings of directors and stockholders or actions by written consent since the time of incorporation of the Company through the date of this Agreement, and reflect all transactions referred to in such minutes accurately.

        3.28 Vote Required. The affirmative vote of (i) the holders of a majority of the shares of Company Common Stock, (ii) the holders of a majority of the shares of Company

Series A Preferred, voting separately as a class, and (ii) the holders a majority of the shares of Company Series C Preferred, voting separately as a class, in each case outstanding on the record date set for the Company Stockholders Meeting (as defined in Section 6.1 below), are the only votes of the holders of any of Company Capital Stock necessary to approve this Agreement and the transactions contemplated hereby (including the amendment of the Certificate of Designation of the Company Series A Preferred and the Certificate of Designation of the Company Series C Preferred).

        3.29 Employee Nondisclosure and Assignment of Inventions Agreements. Except as set forth in Section 3.29 of the Company Disclosure Schedule, each employee of the Company with access to Intellectual Property has executed and delivered to the Company the standard agreement regarding confidentiality and assignment of inventions in the form previously delivered to Parent.

        3.30 Year 2000 Compliance. Except as set forth in Section 3.30 to the Company Disclosure Schedule, (a) the software and hardware utilized by the Company in connection with its business will deliver, receive, store and process date information in the same manner before, during and after January 1, 2000 and
(b) no material expenditures are contemplated by the Company or, to the Company's knowledge, are necessary to remediate such software and hardware in connection with processing data information.

                 3.31 Representations Complete. None of the representations or warranties made by the Company or the Company Stockholders herein or in any Schedule hereto, including the Company Disclosure Schedule, or certificate furnished by the Company pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES
                            OF PARENT AND MERGER SUB

        For purposes of this Agreement, the phrases "knowledge of Parent and Merger Sub," or "to Parent's and Merger Sub's knowledge" or references to the absence of "notice to Parent and Merger Sub" and the like shall mean the actual knowledge after due inquiry of those persons set forth on Schedule IV attached hereto. Except as set forth in the disclosure schedule attached hereto (the "Parent Disclosure Schedule"), Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

        4.1 Corporate Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws the State of Delaware. Parent and Merger Sub have the corporate power and authority to own or lease their respective properties and assets and to carry on their respective businesses as they are now being conducted, and are duly qualified to do business in each jurisdiction in which the nature of the business conducted by them or the character or location of the properties and assets owned or leased by them makes such qualification necessary, except where the failure to be so qualified (i) would not individually or in the aggregate have a Material Adverse Effect or (ii) would not adversely affect the ability of Parent or Merger Sub to consummate the transactions contemplated hereby. The copies of the Certificate of Incorporation and Bylaws of Parent and Merger Sub which have previously been made available to the Company are true and correct copies of such documents as in effect as of the date of this Agreement.

        4.2     Authority; No Violation.

                (a) Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The Board of Directors of Parent has (i) unanimously approved this Agreement and the Merger and all transactions contemplated hereby, (ii) determined that the Merger is in the best interests of the stockholders of Parent and is on terms that are fair to such stockholders and (iii) determined that this Agreement is advisable and recommended that the stockholders of Parent approve this Agreement and consummation of the Merger. The Board of Directors and the stockholder of Merger Sub have approved this Agreement and the Merger and all transactions contemplated hereby. Except for such approvals of Parent's stockholders as may be required by law or Parent's Certificate of Incorporation, no other corporate proceedings on the part of Parent or Merger Sub are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement and all other agreements and documents to be entered into in connection herewith have been duly and validly executed and delivered by Parent and Merger Sub and (assuming due authorization, execution and delivery by the Company and Company Stockholders) constitute valid and binding obligations of Parent and Merger Sub, enforceable against each of them, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

                (b) Except as set forth in Section 4.2(b) of the Parent Disclosure Schedule, neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent and Merger Sub of the transactions contemplated hereby, nor compliance by Parent and Merger Sub with any of the terms or provisions hereof, will (i) violate any provision of the Certificate of Incorporation or Bylaws of Parent or Merger Sub, or (ii) assuming that the consents and approvals referred to in Section 4.5 hereof are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent or Merger Sub or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of Parent or Merger Sub under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or Merger Sub is a party, or by which either of them or any of their respective properties or assets may be bound or affected.

        4.3     Capitalization of Parent and Merger Sub.

                (a) As of December 31, 1998, Parent's authorized capital stock consisted solely of (i) 100,000,000 shares of Parent Common Stock, of which (A) 16,171,091 shares were issued and outstanding, (B) no shares were issued and held in treasury (which does not include the shares reserved for issuance set forth in clause (C) below) and no shares were held by Subsidiaries of Parent, and (C) 12,225,000 shares were reserved for issuance upon the exercise of outstanding options and 37,554,287 shares were reserved for issuance upon the conversion or exchange of convertible or exchangeable securities granted or issued by Parent; and (ii) 35,000,000 shares of Parent Preferred Stock of which 8,440,002 shares were designated as Series A Preferred of which 8,440,002 shares were issued and outstanding, 9,500,000 shares were designated as Series B Preferred, of which 9,499,874 shares were issued and outstanding, and 11,597,112 shares were designated Series C Preferred, of which 11,547,112 shares were issued and outstanding. Each outstanding share of Parent Capital Stock is, and all shares of Parent Capital Stock to be issued in connection with the Merger will be, duly authorized and validly issued, fully paid and nonassessable, and each outstanding share of Parent Capital Stock has not been, and all shares of Parent Capital Stock to be issued in connection with the Merger will not be, issued in violation of any preemptive or similar rights. As of the date hereof, other than as set forth herein or in Section 4.3 of the Parent Disclosure Schedule, there are no outstanding subscriptions, options, warrants, calls, commitments, agreements, or obligations of any character calling for the purchase, redemption or issuance by Parent of any equity securities of Parent, nor are there outstanding any securities which are convertible into or exchangeable for any shares of Parent Capital Stock and neither Parent nor any Subsidiary has any obligation of any kind to issue any additional securities or to pay for or repurchase any securities of Parent, its Subsidiaries or its or their predecessors. Except as set forth in Section 4.3 of the Parent Disclosure Schedule, Parent has no agreement, arrangement or understanding to register any securities of Parent or any of its Subsidiaries under the Securities Act or under any state securities law and has not granted registration rights to any person or entity; copies of all such agreements have previously been provided to the Company.

                (b) Merger Sub's authorized capital stock consists solely of 10,000 shares of Common Stock, par value $.0001 per share ("Merger Sub Common Stock"), of which, as of the date hereof, 1,000 shares are issued and outstanding and none are reserved for issuance. As of the date hereof, all of the outstanding shares of Merger Sub Common Stock are owned free and clear of any liens, claims or encumbrances by Parent.

        4.4 Subsidiaries. Section 4.4 of the Parent Disclosure Schedule sets forth a list of all of Parent's subsidiaries ("Subsidiaries"). Except as set forth in Section 4.4 of the Parent Disclosure Schedule, Parent owns directly or indirectly each of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions) of each of such Subsidiaries.

        4.5 Consents and Approvals. Neither the execution and delivery of this Agreement by Parent or Merger Sub nor the consummation of the transactions contemplated hereby will require any action or consent or approval of, or review by, or registration or filing by Parent or any of its affiliates with, any third party or any Governmental Entity, other than (i) registrations or other actions required under federal and state securities laws as are contemplated by this Agreement or (ii) consents or approvals of any Governmental Entity set forth in
Section 4.5 to the Parent Disclosure Schedule, except for those which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries taken as a whole or a Material Adverse Effect on the ability of the parties to consummate the transactions contemplated hereby.

        4.6 Parent Financial Statements. Set forth in Section 4.6 of Parent Disclosure Schedule are true and correct copies of (a) an audited consolidated balance sheet of Parent at December 31, 1997, together with related audited statements of operations, stockholders' equity and cash flows for the fiscal year then ended, and (b) Parent's unaudited consolidated balance sheet (the "Parent Balance Sheet") and income statement as of and for the year ended December 31, 1998 (collectively, the "Parent Financial Statements"). Such Parent Financial Statements have been prepared in accordance with GAAP (except that the unaudited Parent Financial Statements do not contain all footnotes required by GAAP and are subject to normal year-end audit adjustments that in the aggregate will not be material) applied on a basis consistent throughout the periods indicated and with each other. The Parent Financial Statements fairly present the consolidated financial condition and operating results of Parent as of the dates, and for the periods indicated therein, subject to normal year-end audit adjustments. The books and records of Parent have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements.

        4.7 Absence of Undisclosed Liabilities. Except (i) as and to the extent disclosed or reserved against in the Parent Balance Sheet, (ii) as incurred in the ordinary course of business and consistent with past practice and not prohibited by this Agreement, (iii) as incurred in connection with the execution of this Agreement and (iv) as disclosed in Section 4.7 of the Parent Disclosure Schedule, Parent, together with its Subsidiaries, does not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, that, individually or in the aggregate, have or would have a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole.

        4.8 Absence of Certain Changes. Since December 31, 1998, (a) except as disclosed in Section 4.8 of Parent Disclosure Schedule, there has not been any change that would have a Material Adverse Effect on the assets, business, properties, operations or financial condition of Parent and its Subsidiaries, taken as a whole, or any condition, event or occurrence that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect on Parent, (b) neither Parent nor any of its Subsidiaries has participated in any transaction, or otherwise acted outside the ordinary course of business, including, without limitation, declaring or paying any dividend or declaring or making any distribution to its stockholders except out of the earnings of Parent and (c) neither Parent nor any of its Subsidiaries has increased the compensation of any of its officers or the rate of pay of any of its employees, except as part of regular compensation increases in the ordinary course of business.

        4.9 Additional Representations and Warranties. Except as disclosed in Section 4.9 of the Parent Disclosure Schedule, the representations and warranties of Parent set forth in Sections 3.5, 3.6, 3.8, 3.9, 3.12, 3.14, 3.16 through 3.18 and 3.20 through 3.27 (the "Series C Representations") of that certain Stock Purchase Agreement, dated May 26, 1998, by and among Parent, General Atlantic Partners 46, L.P., GAP Coinvestment Partners, L.P. and Bayview Investors, Ltd. (the "Series C Purchase Agreement") are true and correct in all material respects as of the date hereof. For the purposes of this Section 4.9, all capitalized terms used in the Series

C Representations and not otherwise defined herein shall have the meanings given to them in Section 1.1 of the Series C Purchase Agreement. All schedules referred to in the Series C Representations shall refer to the applicable schedules set forth in Section 4.9 of the Parent Disclosure Schedule.

        4.10 Brokers. Except as set forth in Section 4.10 of the Parent Disclosure Schedule, neither Parent, Merger Sub, nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement.

        4.11 Vote Required. The affirmative vote of (i) the holders of a majority of the shares of Parent Common Stock, (ii) the holders of a majority of the shares of Parent Series A Preferred, voting separately as a class, (iii) the holders of a majority of the shares of Parent Series B Preferred, voting separately as a class, and (iv) the holders of a majority of the shares of Parent Series C Preferred, voting separately as a class, in each case outstanding on the record date set for the Parent Stockholders Meeting (as defined in Section 6.1 below), are the only votes of the holders of any of Parent Capital Stock necessary to approve this Agreement and the transactions contemplated hereby.

        4.12 Representations Complete. None of the representations or warranties made by Parent or Merger Sub herein or in any Schedule hereto, including the Parent Disclosure Schedule, or certificate furnished by the Parent pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                   ARTICLE V
                    COVENANTS RELATING TO CONDUCT OF BUSINESS

        5.1 Covenants of the Company. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Parent, the Company shall carry on its business in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, and except as previously disclosed by the Company to Parent in writing or as otherwise contemplated by this Agreement or consented to in writing by Parent, the Company shall not:

                (a) declare or pay any dividends on, or make other distributions in respect of, any of Company Capital Stock;

                (b) (i) repurchase, redeem or otherwise acquire any shares of Company Capital Stock, or any securities convertible into or exercisable for any shares of Company Capital Stock, (ii) split, combine or reclassify any shares of Company Capital Stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock, or (iii) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing; provided, however, that Parent agrees that it shall review in good faith any proposal by the Company to issue stock options in connection with the hiring of any new employee or the engagement of any consultant or service provider by the Company;

                (c)     amend its Certificate of Incorporation or Bylaws;

                (d) make any capital expenditures other than those which are made in the ordinary course of business or are necessary to maintain existing assets in good repair;

                (e) enter into any new line of business, except as contemplated hereby;

                (f) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, which would be material, individually or in the aggregate, to the Company;

                (g) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue, or in any of the conditions to the Merger set forth in Article I not being satisfied;

                (h) make a material change in its methods of accounting in effect at December 31, 1998, except as required by changes in GAAP or as concurred with by the Company's independent auditors;

                (i) (i) except as required by applicable law or as required to maintain qualification pursuant to the Code, adopt, amend, or terminate any employee benefit plan or any agreement, arrangement, plan or policy between the Company and one or more of its current or former directors, officers or employees, except that the Company may pay retention bonuses as described in
Section 5.1(i) of the Company Disclosure Schedule or (ii) except for normal increases in the ordinary course of business consistent with past practice or except as required by applicable law, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any employment or similar agreement in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares); provided, however, that nothing contained herein shall prohibit the Company (x) from paying 1998 bonuses under any employment agreement or bonus arrangements listed in Section 5.1(i) of the Company Disclosure Schedule (the "Bonus Arrangements") consistent with past practices, except that in determining the amounts of such bonuses, the Company shall be entitled to disregard the effect (including, without limitation, the cost) of any actions taken by the Company in contemplation of the Merger or at the request of Parent, or (y) from entering into the severance arrangements described in Section 5.1(i) of the Company Disclosure Schedule;

                (j) other than activities in the ordinary course of business consistent with past practice, sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its material assets, properties or other rights or agreements;

                (k) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, except for the loan from Parent contemplated by Section 6.10 hereof; provided, however, that if Company does not receive by January 29, 1999 the funds to be loaned by Parent pursuant to and in accordance with the terms of the Promissory Note (as defined in Section 6.10), then the provisions of this Section 5.1(k) shall not apply, and the provisions of Sections 5(b)(iii), (c), (g) and (j) shall not apply to the extent necessary to permit the Company to obtain alternative short-term financing through the issuance of debt and/or convertible securities or the granting of liens to secure such short-term financing; provided further, however, that the immediately foregoing proviso shall not be deemed to be or construed as a waiver by Parent or Merger Sub of any other provision of this Agreement, including, without limitation, the condition to the Closing set forth in Section 7.2(d) of this Agreement.

                (l) other than (i) agreements in the ordinary course of business that do not require payments by the Company in excess of $100,000 per year per individual agreement or an aggregate of $300,000 per year for all such agreements and (ii) agreements not in the ordinary course of business that do not require payments by the Company in excess of $50,000 per year per individual agreement or an aggregate of $200,000 per year for all such agreements, create, renew, amend or terminate or give notice of a proposed renewal, amendment or termination of, any material contract, agreement or lease for goods, services or office space to which the Company is a party or by which the Company or its properties are bound; or

                (m)     agree to do any of the foregoing.

        5.2 Covenants of Parent. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of the Company, Parent and its Subsidiaries shall carry on their respective businesses in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, and except as previously disclosed by Parent to the Company in writing or as otherwise contemplated by this Agreement or consented to in writing by the Company, Parent shall not, and shall not permit any of its Subsidiaries to:

                (a)     amend its Certificate of Incorporation or Bylaws;

                (b) declare or pay any dividend or other distribution, payable in cash, stock, property or otherwise, in respect of any Parent Capital Stock or any other securities subsequently authorized and issued by Parent, except that any Subsidiary of Parent may pay dividends or make other distributions to Parent or any other Subsidiary of Parent;

                (c) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

                (d) sell, transfer, license, sublicense or otherwise dispose of any material assets;

                (e) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue, or in any of the conditions to the Merger set forth in Article I not being satisfied;

                (f) enter into any new line of business except as contemplated hereby;

                (g) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; or

                (h) other than (i) agreements in the ordinary course of business that do not require payments by the Company in excess of $200,000 per year per individual agreement or an aggregate of $600,000 per year for all such agreements and (ii) agreements not in the ordinary course of business that do not require payments by the Company in excess of $100,000 per year per individual agreement or an aggregate of $400,000 per year for all such agreements, create, renew, amend or terminate or give notice of a proposed renewal, amendment or termination of, any material contract, agreement or lease for goods, services or office space to which the Company is a party or by which the Company or its properties are bound; or

                (i)     agree to do any of the foregoing.

                                   ARTICLE VI
                             ADDITIONAL AGREEMENTS.

        6.1     Preparation of Information Statement.

                (a) As promptly as practicable after the execution of this Agreement, Parent and Company shall jointly prepare a document or documents (together with all amendments thereto, the "Information Statement") that will constitute a disclosure document for the offering of the Parent Capital Stock to be issued to Company's stockholders pursuant to the Merger and the proxy statement relating to the special meeting of Company's stockholders (the "Company Stockholders' Meeting") and either the obtaining of a written consent of Parent's Stockholders or the special meeting of Parent's stockholders (the "Parent Stockholders' Meeting"), as the case may be, to be obtained or held for the purpose of approving this Agreement, the Merger and the transactions contemplated hereby. Parent and Company shall each use reasonable commercial efforts to cause the Information Statement to comply with applicable federal and state securities laws requirements and with the applicable provisions of the DGCL. Parent or Company, as the case may be, shall furnish promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Information Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the Information Statement. As promptly as practicable after the preparation of the Information Statement, the Information Statement shall be mailed to the stockholders of Company and of Parent. The Information Statement shall include the approval of the Merger and recommendation of the Board of Directors of Company to Company's stockholders that they vote in favor of approval of this Agreement, the Merger and the transactions contemplated hereby, and the approval of the Merger and recommendation of the Board of Directors of Parent to Parent's stockholders that they vote in favor of approval of this Agreement, the Merger and the transactions contemplated hereby. Anything to the contrary contained herein notwithstanding, the Information Statement shall not include any information with respect to any party or its affiliates or associates, the form and content of which information shall not have been approved by such party prior to such inclusion, unless required by applicable law.

                (b) No amendment or supplement to the Information Statement shall be made without the approval of Parent and Company, which approval shall not be unreasonably withheld or delayed. None of the information supplied by either party for inclusion in the Information Statement shall, at the date it or any amendments or supplements thereto are mailed to stockholders of Parent in connection with the Parent Stockholders' Meeting or the solicitation of written consents of the stockholders of Parent, as the case may be, and to stockholders of Company in connection with the Company Stockholders' Meeting, at the time of the Company Stockholders' Meeting, at the time of the Parent Stockholders' Meeting or date upon which a written consent is solicited, as the case may be, and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event or circumstance relating to Company or Parent, or any of their respective subsidiaries, or any of their respective officers or directors, should be discovered by either party that should be set forth in an amendment or a supplement to the Information Statement, such party shall promptly inform the other party in writing.

                (c) Parent assumes no liability for, and the Holders (as defined in Section 9.1 hereof) shall indemnify and hold harmless Parent, its officers, directors, employees, advisors and agents and each person who controls (within the meaning of the Securities Act) or the Securities Exchange Act of 1934, as amended (the "Exchange Act")) Parent from and against any and all losses, claims, damages, liabilities and expenses (including reasonable costs of investigation) arising out of or based upon any untrue, or allegedly untrue, statement of a material fact contained in any information disclosed in the Information Statement or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, to the extent the same are caused by or contained in any information concerning the Company or any Holder furnished in writing to Parent by the Company or any Holders for inclusion in the Information Statement, provided, however, that the liability of the Holders under this paragraph (d) shall be several and not joint with respect to any such untrue statements or omissions to state material facts regarding any Holder contained in any information furnished by such Holder.

                (d) Neither the Company nor any Holder assumes liability for, and Parent shall indemnify and hold harmless the Holders, the Company, its officers, directors, employees, advisors and agents and each person who controls (within the meaning of the Securities Act or the Exchange Act) the Company from and against any and all losses, claims, damages, liabilities and expenses (including reasonable costs of investigation) arising out of or based upon any untrue, or allegedly untrue, statement of a material fact contained in any information disclosed in the Information Statement or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, to the extent the same are caused by or contained in any information concerning Parent or Merger Sub furnished in writing to the Company for inclusion in the Information Statement.

        6.2 Stockholders' Meetings. Company shall call and hold the Company Stockholders' Meeting, and Parent shall call and hold the Parent Stockholders' Meeting, or solicit written stockholder consent, as the case may be, as promptly as practicable after the date hereof for the purpose of voting upon the approval of this Agreement, the Merger and the transactions contemplated hereby pursuant to the Information Statement, and Company and Parent shall use all reasonable efforts to hold the Company Stockholders' Meeting and Parent Stockholders' Meeting, if any, on the same day and as soon as practicable after the date hereof. Company shall use all reasonable efforts to solicit from its stockholders proxies in favor of the approval of this Agreement, the Merger and the transactions contemplated hereby pursuant to the Information Statement and shall take all other action necessary or advisable to secure the vote or consent of stockholders required by the DGCL to obtain such approval. Parent shall use all reasonable efforts to solicit from its stockholders proxies in favor of the approval of this Agreement, the Merger and the transactions contemplated hereby pursuant to the Information Statement and shall take all other action necessary or advisable to secure the vote or consent of stockholders required by the DGCL to obtain such approval. Each of the parties hereto shall take all other action necessary or, in the opinion of the other parties hereto, advisable to promptly and expeditiously secure any vote or consent of stockholders required by applicable law and such party's Certificate of Incorporation and Bylaws to effect the Merger.

        6.3     Access to Information.

                (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, the Company shall afford to the officers, employees, accountants, counsel and other representatives of Parent, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, records, officers, employees, accountants, counsel and other representatives and, during such period, the Company shall make available to Parent all information concerning its business, properties and personnel as Parent may reasonably request. The Company shall not be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. All information furnished to Parent pursuant to this Section 6.3(a) shall be subject to, and Parent shall hold all such information in confidence in accordance with, the provisions of the confidentiality agreement, dated November 23, 1998 (the "Confidentiality Agreement"), between Parent and the Company.

                (b) Upon reasonable notice and subject to applicable laws relating to the exchange of information, Parent shall, and shall cause its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the Company, access, during normal business hours during the period prior to the Effective Time, to such information regarding Parent and its Subsidiaries as shall be reasonably necessary prepare the Information Statement or which may be reasonably necessary for the Company to confirm that the representations and warranties of Parent contained herein are true and correct and that the covenants of Parent contained herein have been performed in all material respects. Neither Parent nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Parent's customers, jeopardize any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. The Company shall have the same obligations to Parent, with respect to all information furnished by Parent to the Company pursuant to this Section 6.3(b), as Parent has to the Company under the Confidentiality Agreement with respect to information furnished thereunder by the Company to Parent, as if the Company were the receiving party under the Confidentiality Agreement.

                (c) No investigation by Parent or the Company or their respective representatives shall affect the representations, warranties, covenants or agreements of the other set forth herein.

        6.4 Public Disclosure. Unless otherwise permitted by this Agreement, Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by law.

        6.5     Intentionally Deleted.

        6.6 Legal Requirements. Each of Parent, Merger Sub and the Company will, and will cause their respective subsidiaries to, take all reasonable actions necessary to comply promptly with all legal requirements which have been or which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other person, required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

        6.7 Blue Sky Laws. Parent shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Parent Capital Stock in connection with the Merger. The Company shall use its best efforts to assist Parent as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Parent Capital Stock in connection with the Merger.

        6.8 Company Stock Option Plan. At the Effective Time, the Company Stock Option Plan and each outstanding option to purchase shares of Company Common Stock under the Company Stock Option Plan, whether vested or unvested, will be assumed by Parent and any outstanding repurchase rights shall be assigned to Parent. Section 6.8 of the Company Disclosure Schedule sets forth a true and complete list as of the date hereof of all holders of outstanding options under the Company Stock Option Plan including the number of shares of Company Common Stock subject to each such option, the exercise or vesting schedule, the exercise price per share and the term of each such option. On the Closing Date, the Company shall deliver to Parent an updated Section 6.8 of the Company Disclosure Schedule current as of such date. Each such option so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Company Stock Option Plan immediately prior to the Effective Time, except that (i) such option will be exercisable for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such option immediately prior to the Effective Time multiplied by the Exchange Ratio and rounded down to the nearest whole number of shares of Parent Common Stock, and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. Consistent with the terms of the Company Stock Option Plan and the documents governing the outstanding options thereunder, except as disclosed in Section 3.2(a) of the Company Disclosure Schedule, the Merger will not terminate any of the outstanding options under the Company Stock Option Plan or accelerate the exercisability or vesting of such options or the shares of Parent Common Stock upon Parent's assumption of the options in the Merger. It is the intention of the parties that the options so assumed by Parent qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent such options qualified as incentive stock options prior to the Effective Time. Within ten (10) business days after the Effective Time, Parent will issue to each person who immediately prior to the Effective Time was a holder of an outstanding option under the Company Stock Option Plan a document in form and substance satisfactory to the Company evidencing the foregoing assumption of such option by Parent.

        6.9 Board Representation; Appointment of Certain Officers. Promptly following the Effective Time, consistent with applicable law and its Bylaws, the Board of Directors of Parent shall (i) increase the number of members of its Board of Directors by two and elect two designees nominated by the Company Stockholders and designated to the Stockholders Agent (as defined below) to fill such vacancies, to serve as such until the next annual meeting of Parent stockholders or such time as their successors shall have been duly elected or appointed and qualified, and (ii) appoint James A. Caccavo as an Executive Vice President of Parent and the President, Internet Services Division of Parent.

        6.10 Loan to the Company. Parent agrees that, upon the execution and delivery by the Company of a promissory note in the form attached hereto as Exhibit B (the "Promissory Note"), Parent shall lend funds to the Company in an amount up to $1,500,000 in accordance with the terms of such Promissory Note, with the first advance under such Promissory Note to occur not later than January 29, 1999.

        6.11 Reorganization. Parent and the Company shall each use its best efforts to cause the business combination to be effected by the Merger to be qualified as a "reorganization" described in Section 368(a)(2)(E) of the Code.

        6.12 Control of Operations. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

        6.13    Change of Corporate Names.

                (a) The parties agree that, following the execution of this Agreement and not later than February 19, 1999:

                        (i) The Company shall take all necessary and appropriate action, including, without limitation, the amendment of its Certificate of Incorporation, to (x) change the corporate name of the Company to a name other than, and not in conflict with, either the name "Tickets.com, Inc." or the name "Advantix, Inc.", (y) concurrently allow Parent to amend its Certificate of Incorporation to change its corporate name to "Tickets.com, Inc." and (z) allow Parent to qualify to do business under the name "Tickets.com, Inc." in any jurisdiction in which Parent reasonably deems it necessary or appropriate to so qualify. For purposes hereof, a name shall be deemed "in conflict with" another name if such name would limit the ability of Parent to use such name in connection with the operation of its businesses in any jurisdiction in which Parent conducts such businesses.

                        (ii) Immediately following completion of the actions contemplated by paragraph (a)(i) above, Parent shall take all necessary and appropriate action, including, without limitation, the amendment of its Certificate of Incorporation, to (x) change the corporate name of Parent to the name "Tickets.com, Inc." and (y) qualify to do business under the name "Tickets.com, Inc." in those jurisdictions in which the Company is required to permit Parent to qualify to do business pursuant to paragraph (i) above.

                (b) Parent hereby covenants and agrees that, upon completion of the actions set forth in clause (x) of paragraph (a)(ii) above, Parent shall authorize and permit the Company to continue to use, and shall take any and all necessary action to facilitate the use by the Company of, the name "Tickets.com" as a "d/b/a" or otherwise in the conduct of the Company's business pending the Closing in a manner consistent with the previous conduct thereof, and Parent shall not challenge or interfere in any manner with such continued usage.

                (c) Parent and the Company hereby expressly acknowledge and agree that the actions contemplated to be taken by the parties pursuant to this
Section 6.13 pertain solely and exclusively to the change of the parties' respective corporate names prior the Closing in order to facilitate the integration of the parties' businesses following the Effective Time and for other sound business reasons. Parent and the Company hereby further expressly acknowledge and agree that no assignment by the Company to Parent prior to Closing of any right, title or interest of the Company in and to any of its trademarks, trademark applications, trade names,

URLs, domain names or other Intellectual Property (whether related to the name "Tickets.com" or otherwise) is intended or contemplated by this Section 6.13 and no such assignment shall be deemed to have occurred as a result hereof.

                (d) Notwithstanding anything in this Agreement to the contrary, in the event that this Agreement is terminated pursuant to Article VIII hereof or for any other reason whatsoever, Parent promptly shall take all necessary and appropriate action, including, without limitation, the amendment of its Certificate of Incorporation, to (x) change its name to a name other than, and not in conflict with, the name "Tickets.com, Inc.", (y) allow the Company to qualify to do business under the name "Tickets.com, Inc." in any jurisdiction in which the Company reasonably deems it necessary or appropriate to so qualify, and (z) amend any registration statement theretofore filed by Parent under the Securities Act, prior to the effective date of such registration statement to effect such name change and to remove all references therein to "Tickets.com" (except where such references may be required for the purpose of providing adequate disclosure about Parent's business). For purposes hereof, a name shall be deemed "in conflict with" the name "Tickets.com, Inc." if such name would limit the ability of the Company to use such name in connection with the operation of its business in any jurisdiction in which the Company conducts such business.

                (e) The Company and Parent shall each bear their own costs and expenses incurred in effecting the actions contemplated by this Section 6.13 (which expenses on the part of the Company shall be deemed not to be included in the Company Expense Fee Cap (as defined in Section 10.2 hereof)); provided, however, that (i) in the event that this Agreement is terminated as a result of a breach of this Agreement by either the Company or a Company Stockholder, Parent shall be entitled to recover its costs and expenses, including without limitation reasonable legal fees and expenses, incurred in connection with effecting the actions contemplated by this Section 6.13, and (ii) in the event that this Agreement is terminated as a result of a breach of this Agreement by either Parent or Merger Sub, the Company shall be entitled to recover its costs and expenses, including without limitation reasonable legal fees and expenses, incurred in connection with effecting the actions contemplated by this Section 6.13.

        6.14 Best Efforts and Further Assurances. Each of the parties to this Agreement shall use its best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to Closing under this Agreement. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.
6.15 Amendments to Certificates of Designation.

                (a) By executing this Agreement, each of the Company Stockholders holding Company Series A Preferred hereby waives any and all rights to receive any distribution under Section A.1 of the Certificate of Designation of Series A Preferred Stock of the Company (the "Series A Certificate") as a result of the consummation of the transactions contemplated in this Agreement and agrees to vote all shares of Company Series A Preferred held by it in favor of the amendment of the Series A Certificate to eliminate all rights to receive any distribution under

Section A.1 of the Series A Certificate which might otherwise be receivable as a result of the transactions contemplated by this Agreement.

                (b) By executing this Agreement, each of the Company Stockholders holding Company Series C Preferred hereby waives any and all rights to receive any distribution under Section B.1 of the Certificate of Designation of Series C Preferred Stock of the Company (the "Series C Certificate") as a result of the consummation of the transactions contemplated in this Agreement. and agrees to vote all shares of Company Series C Preferred held by it in favor of the amendment of the Series C Certificate to eliminate all rights to receive any distribution under Section B.1 of the Series C Certificate which might otherwise be receivable as a result of the transactions contemplated by this Agreement.

        6.16    Stockholder Voting Agreements; Irrevocable Proxies.

        Each of the Company Stockholders agrees, concurrently with the execution of this Agreement, to execute a Stockholder Voting Agreement in the form attached hereto as Exhibit C (each a "Stockholder Voting Agreement"). In addition, each Company Stockholder hereby agrees to vote for approval of this Agreement and the Merger pursuant to the Stockholder Voting Agreement or pursuant to an irrevocable proxy in the form attached hereto as Exhibit D (each an "Irrevocable Proxy").

        6.17 Stockholders Agreement. Parent shall execute, and use its best efforts to cause the other parties to that certain Stockholders Agreement dated as of May 26, 1998 among Parent, General Atlantic Partners 46, L.P., GAP Coinvestment Partners, L.P., Bayview Investors, Ltd., and the several stockholders of Parent named therein (the "Stockholders Agreement") to execute an Amended and Restated Stockholders Agreement (the "Amended Stockholders Agreement") in substantially the form attached hereto as Exhibit E, subject to such amendments as shall be reasonably required to effect the Equity Financing contemplated by Section 7.3(f); provided, however, that no such amendment shall be made to Sections 4.2.1, 4.5 and 8.3(b) of the Amended Stockholders Agreement in a manner that would materially and adversely affect the rights of the TCI Series C Stockholders (as defined in the Amended Stockholders Agreement) without the prior written consent of The TCI Series C Stockholders.

        6.18 Investor Rights Agreement. Parent shall execute, and use its best efforts to cause the other parties to that certain Amended and Restated Investor Rights Agreement dated May 26, 1998 among Parent and the several stockholders of Parent named therein (the "Investor Rights Agreement") to execute a Second Amended and Restated Investor Rights Agreement (the "Second Amended Investor Rights Agreement") in substantially the form attached hereto as Exhibit F, subject to such amendments as shall be reasonably required to effect the Equity Financing contemplated by Section 7.3(f); provided, however, that no such amendment shall be made to Sections 3(b)(ii), 7(a) and 11(d) of the Second Amended Investor Rights Agreement in a manner that would materially and adversely affect the rights of the TCI Stockholders (as defined in the Second Amended Investor Rights Agreement) without the prior written consent of The TCI Stockholders.

        6.19 Company Stock Option Plan. The Company shall use its best efforts to comply with all federal and California securities law requirements in connection with the grant of stock options previously made or to be made under the Company Stock Option Plan, to the reasonable satisfaction of Parent and its legal counsel.

                                  ARTICLE VII
                              CONDITIONS PRECEDENT

        7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

                (a) Stockholder Approval. This Agreement shall have been approved and adopted by the requisite vote or written consent of (i) the holders of the outstanding shares of Company Capital Stock as of the record date set for the Company Stockholders' Meeting, (ii) Parent, as the sole stockholder of Merger Sub and (iii) such holders of the outstanding shares of Parent Capital Stock outstanding as shall be required to approve the transactions contemplated hereby as of the record date set for determining stockholders entitled to vote at the Parent Stockholders' Meeting or take action by written consent, as the case may be.

                (b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal. In the event an injunction or other order shall have been issued, each party agrees to use its reasonable diligent efforts to have such injunction or other order lifted.

                (c) Governmental Approval. The Company, Parent and its Subsidiaries shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of or in connection with the Merger and the several transactions contemplated hereby (each a "Requisite Regulatory Approval"), including such approvals, waivers and consents as may be required under the Securities Act and under state blue sky laws (other than those filings, approvals, waivers and consents relating to the Merger or affecting Parent's ownership of Company or any of its properties that, if not obtained would not have a Material Adverse Effect to either party).

                (d) Tax-Free Reorganization. The Company shall have received an opinion from its tax advisors to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a)(2)(E) of the Code, and such opinion shall have been reviewed and approved by Arthur Andersen LLP on behalf of Parent. In rendering such opinion, the Company's tax advisors shall be entitled to rely upon representations of Parent and Company and certain stockholders of Company.

                (e) Investor Rights Agreement. Parent, the Company Stockholders designated in Section 6.18 of the Company Disclosure Schedule, and all other parties required to amend the Investor Rights Agreement pursuant to its terms shall have executed the Second Amended Investor Rights Agreement.

                (f) Employment Agreements. The persons listed on Section 7.1(f) of the Company Disclosure Schedule shall have entered into employment agreements with Parent in form and substance reasonably satisfactory to the parties thereto and the Board of Directors of Parent shall have approved the grant of options to purchase Parent Common Stock as set forth in such employment agreements.

                (g) Stockholders Agreements. Parent, the Company Stockholders designated in Section 6.18 of the Company Disclosure Schedule, and all other parties required to amend the Stockholders Agreement pursuant to its terms shall have executed the Amended Stockholders Agreement.

        7.2 Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction or waiver by Parent and Merger Sub at or prior to the Effective Time of the following conditions:

                (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to the foregoing effect.

                (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

                (c) Injunctions or Restraints on Conduct of Business. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting Parent's conduct or operation of the business of the Company following the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity, domestic or foreign, seeking the foregoing be pending.

                (d) No Material Adverse Changes. There shall not have occurred any material adverse change in the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of the Company, taken as a whole.

                (e) Third Party Consents. Parent shall have been furnished with evidence satisfactory to it of the consent or approval of those persons whose consent or approval shall be required in connection with the Merger under the contracts of the Company set forth on Section 3.4 of the Company Disclosure Schedule.

                (f) Legal Opinion. Parent shall have received a legal opinion from Bryan Cave LLP in substantially the form attached hereto as Exhibit G.

                (g) Stockholder Representation Agreements. Parent shall have received from each holder of Company Capital Stock listed on Schedule II attached hereto an executed Stockholder Representation Agreement in substantially the form attached hereto as Exhibit H.

                (h) Approval of Company Stockholders. Either (i) stockholders of the Company holding at least 92% of the outstanding Company Capital Stock shall have voted their shares of Company Capital Stock in favor of, or executed a written consent approving, the Merger or (ii) Parent shall have received notices from Company stockholders holding no more than 8% of the outstanding Company Capital Stock that such stockholders have elected to exercise their appraisal rights under Section 262 of the DGCL.

        7.3 Conditions to the Obligations of Company and Company Stockholders. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

                (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. The Company shall have received a certificate signed (i) on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent and (ii) on behalf of Merger Sub by the President of Merger Sub, in each case to the foregoing effect.

                (b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed (i) on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent and (ii) on behalf of Merger Sub by the President of Merger Sub, in each case to such effect.

                (c) Injunctions or Restraints on Conduct of Business. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting Parent's business following the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity, domestic or foreign, seeking the foregoing be pending.

                (d) No Material Adverse Changes. There shall not have occurred any material adverse change in the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of Parent and its Subsidiaries, taken as a whole.

                (e) Legal Opinion. Company shall have received a legal opinion from Brobeck Phleger & Harrison LLP in substantially the form attached hereto as Exhibit I.

                (f) Equity Financing. Parent shall have received a written commitment from General Atlantic Partners to purchase shares of Series D Preferred Stock of Parent (the "Parent Series D Preferred") in an aggregate amount not less than $10 million at a combined pre-money valuation of Parent and Company of no less than $190 million (assuming consummation of the Merger).

                                  ARTICLE VIII
                            TERMINATION AND AMENDMENT

        8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company:

                (a) by mutual consent of the Company, Parent and Merger Sub in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

                (b) by either Parent or the Company upon written notice to the other party (i) ten (10) days after the date on which any request or application for a Requisite Regulatory Approval shall have been denied or withdrawn at the request or recommendation of the Governmental Entity which must grant such Requisite Regulatory Approval, unless within the 60-day period following such denial or withdrawal a petition for rehearing or an amended application has been filed with the applicable Governmental Entity; provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.1(b)(i) if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein or (ii) if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the Merger;

                (c) by either Parent or the Company if the Merger shall not have been consummated on or before [May 20, 1999] unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

                (d) by either Parent or the Company if any approval of the stockholders of the Company or Parent required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such stockholders or at any adjournment or postponement thereof;

                (e) by either Parent or the Company if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach is not cured within thirty (30) days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 8.1(e) unless the breach of representation or warranty, together with all other such breaches, would entitle the party receiving such representation not to consummate the transactions contemplated hereby under
Section 7.2(a) (in the case of a breach of representation or warranty by the Company) or Section 7.3(a) (in the case of a breach of representation or warranty by Parent);

                (f) by either Parent or the Company if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within thirty (30) days following receipt by the breaching party of written notice of such breach from the other party hereto, or which breach, by its nature, cannot be cured prior to the Closing.

        8.2 Effect of Termination. In the event of termination of this Agreement by either Parent or the Company as provided in Section 8.1, this Agreement shall forthwith become void and have no effect except that (i) the last sentence of Section 6.3(a), the last sentence of Section 6.3(b), and each of Sections 6.4, 6.11, 8.2, 10.2, 10.3, 10.4, 10.5 and 10.8 shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

        8.3 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company; provided, however, that after any approval of the transactions contemplated by this Agreement by the Company's stockholders, there may not be, without further approval of such stockholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to the Company stockholders hereunder or which otherwise changes any of the principal terms of this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

        8.4 Extension; Waiver. At any time prior to the Effective Time, each of the parties hereto, by action taken or authorized by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions of the other party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                   ARTICLE IX
                         INDEMNIFICATION AND ESCROW FUND

        9.1 Indemnity; Escrow Fund. The holders of Company Capital Stock immediately prior to the Effective Time (collectively, the "Holders") (pro rata in accordance with each such Holder's percentage interest in Company Capital Stock immediately prior to the Effective Time; except that each holder shall be solely responsible for all Damages (as defined below) arising from any breach of the representations, warranties or covenants set forth in each such Holder's Stockholder Voting Agreement or Stockholder Representation Agreement, as the case may be and for breaches of the representations and warranties given on a several and not joint basis in Article III) shall jointly and severally indemnify and hold harmless Parent and the Surviving Corporation (as used in this Article IX, the "Holder Indemnified Parties" and/or "Parent Indemnifying Parties") in respect of any and all loss, expense, liability or other damage, including, without limitation, reasonable attorneys' fees, accountants' fees, and all other reasonable costs and expenses of litigation, investigation, defense or settlement of claims (including costs of all appeals related thereto) or threats thereof and amounts paid in settlement to the extent of the amount of such loss, expense, liability or other damage (collectively, "Damages") that Parent or the Surviving Corporation incur by reason of any breach by the Company or any Company Stockholder of any representation, warranty, covenant or agreement of the Company or any Company Stockholder contained herein (subject to the foregoing limitation regarding warranties given on a several rather than a joint basis) ("Company Indemnifiable Items").

                (b) Parent and Merger Sub shall indemnify and hold harmless the Holders (as used in this Article IX, the "Parent Indemnified Parties" and/or "Holder Indemnifying Parties") in respect of any and all Damages that the Holders incur by reason of the breach by Parent or Merger Sub of any representation, warranty, covenant or agreement of the Parent or Merger Sub contained herein ("Parent Indemnifiable Items").

                (c) To secure performance of the Holders' indemnification obligations hereunder, the Escrow Shares shall be deposited with the Escrow Agent in accordance with Section 2.3 hereof. The Escrow Fund shall be available to compensate Parent and the Surviving Corporation for any Damages that Parent and the Surviving Corporation incur by reason of any Company Indemnifiable Item. Subject to Section 2.3(b) and Article IX hereof, the Escrow Shares shall be held in the Escrow Fund for the Escrow Period. Any Escrow Shares or funds remaining in the Escrow Fund upon expiration of the Escrow Period shall be distributed to the Holders pro rata in accordance with their percentage interests in Company Capital Stock immediately prior to the Effective Time, provided that any Holder making a withdrawal in accordance with Section 2.3(b) hereof shall receive such Holder's interest in cash, pro rata in accordance with such Holder's percentage interests in Company Capital Stock immediately prior to the Effective Time.

        9.2     Claims.

                (a) Claims by Parent. Upon receipt by the Escrow Agent on or before the last day of the Escrow Period of a certificate of Parent (an "Officer's Certificate") setting forth a claim under this Article IX and specifying in reasonable detail (i) the individual items of such Damages included in the amount so stated, (ii) the date each such item was paid or properly accrued or arose, and (iii) the nature of the Company Indemnifiable Item to which such item is related, the Escrow Agent shall, subject to the provisions of Sections 9.3(a) and 9.7 hereof, deliver to Parent out of the Escrow Fund, as promptly as practicable, Parent Capital Stock, cash (or a certified or bank cashier's check or wire transfer) or other assets held in the Escrow Fund having a fair market value (determined in accordance with Section
2.4 of the Escrow Agreement) equal to such Damages, in the same proportion of Parent Capital Stock, cash and such other assets as constitutes the Escrow Fund at the time of such delivery, whereupon the Holders shall have no further liability to Parent with respect to the claim set forth in such Officer's Certificate.

                (b) Claims by Holders. Upon receipt by Parent on or before the last day of the Escrow Period of a certificate of the Stockholders' Agent (as defined below) (the "Agent's Certificate") setting forth a claim under this
Article IX and specifying in reasonable detail (i) the individual items of such Damages included in the amount so stated, (ii) the date each such item was paid or properly accrued or arose, and (iii) the nature of the Parent Indemnifiable Item to which such item is related, Parent shall, subject to the provisions of Sections 9.3(b) and 9.7 hereof, deliver to Stockholders' Agent a certified check or wire transfer payable to the Stockholders' Agent, as agent for the Holders, in the amount of such Damages, whereupon Parent shall have no further liability to the Holders with respect to the claim set forth in such Agent's Certificate.

        9.3 Objections to Claims. Objections to Claims by Parent. At the time of delivery of any Officer's Certificate to the Escrow Agent, a duplicate copy of such Officer's Certificate shall be delivered to the Stockholders' Agent (defined in Section 9.4 below) and for a period of twenty (20) days after such delivery, the Escrow Agent shall make no delivery of Parent Capital Stock or other property pursuant to Section 9.2 hereof unless the Escrow Agent shall have received written authorization from the Stockholders' Agent to make such delivery. After the expiration of such twenty (20) day period, the Escrow Agent shall make delivery of the Parent Capital Stock or other property in the Escrow Fund in accordance with Section 9.2(a) hereof; provided, that no such payment or delivery may be made if the Stockholders' Agent shall object in a written statement specifying in reasonable detail the basis for such objection to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent and to Parent prior to the expiration of such twenty (20) day period.

                (b) Objections to Claims by Holders. Parent shall have a period of twenty (20) days after the time of delivery of any Agent's Certificate to Parent to object to any claim made by Holders pursuant to Section 9.2(b) above, by delivery to the Stockholders' Agent of an objection in a written statement specifying in reasonable detail the basis for such objection, to the claim made in the Agent's Certificate.

        9.4     Attempt to Resolve Conflicts; Arbitration.

                (a) In case (i) the Stockholders' Agent shall object in writing to any claim or claims by Parent made in any Officer's Certificate or otherwise in accordance with Section 9.3(a) above, or (ii) Parent shall object in writing to the Stockholders' Agent within twenty (20) days of receipt of any claim for indemnification hereunder in accordance with Section 9.3(b) above, the party receiving such objection shall have twenty (20) days to respond in a written statement to the objection. If after such twenty (20) day period there remains a dispute as to any claims, the Stockholders' Agent and Parent shall attempt in good faith for twenty (20) days to agree upon the rights of the respective parties with respect to each of such claims. If the Stockholders' Agent and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties. If a claim is being made against the Escrow Fund, such memorandum shall be furnished to the Escrow Agent and the Escrow Agent shall be entitled to rely on such memorandum and shall distribute the Parent Capital Stock or other property from the Escrow Fund within ten (10) days of delivery of such memorandum in accordance with the terms thereof. If a claim is being made against Parent, Parent shall deliver funds in accordance with the terms of such memorandum to Stockholders' Agent within ten (10) days of the date of such memorandum.

                (b) If no such agreement can be reached after good faith negotiation, either Parent or the Stockholders' Agent may, by written notice to the other, demand binding arbitration of the matter unless the Damages are at issue in pending litigation with a third party. If the Damages are at issue in pending litigation, then the arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration in accordance with the procedures set forth on Exhibit J hereto

                (c) Application may also be made to a court of competent jurisdiction for confirmation of any decision or award of the arbitrator, for an order of the enforcement and for any other remedies which may be necessary to effectuate such decision or award. The parties hereto hereby consent to the jurisdiction of the arbitrator and of such court and waive any objection to the jurisdiction of such arbitrator and court.

                (d) If a dispute is submitted for arbitration as provided in this Section 9.4 with respect to a claim by a Holder Indemnified Party, the Escrow Agent shall continue to hold Escrow Shares and other assets in the Escrow Fund having a value (determined in accordance with Section 2.4 of the Escrow Agreement) sufficient to cover the Damages related to such dispute (the "Contested Damages") (but only to the extent that there are Escrow Shares or other assets remaining in the Escrow Fund) until: (i) delivery of a copy of a settlement agreement executed by Parent and the Stockholders' Agent setting forth instructions to the Escrow Agent as to the release of such Escrow Shares that shall be made with respect to the Contested Damages; (ii) delivery of a copy of the final decision of the arbitrators setting forth instructions to the Escrow Agent as to the release of Escrow Shares that shall be made with respect to the Contested Damages; or (iii) receipt of a court order or judgment directing the Escrow Agent to act with respect to the distribution of any Escrow Shares. The Escrow Agent shall thereupon release the Escrow Shares from the Escrow Fund (to the extent Escrow Shares are then held in the Escrow Fund) in accordance with such settlement agreement, arbitrator's instructions, court order or judgment, as applicable. If any controversy arises involving any party to this Agreement (other than the Escrow Agent) concerning the subject matter of this Agreement, including Contested Damages, the Escrow Agent will not be required to resolve the controversy.

                (e) If a dispute is submitted for arbitration as provided in this Section 9.4 with respect to a claim by a Parent Indemnified Party, then within ten (10) days of (i) execution of a copy of a settlement agreement executed by Parent and the Stockholders' Agent relating to the amount of the Damages owed to the Holders; (ii) delivery of a copy of the final decision of the arbitrators setting forth the amount of Damages owed to the Holders or (iii) receipt of a court order or judgment directing Parent to pay Damages to the Holders, Parent shall thereupon deliver a certified check or wire transfer to the Stockholders' Agent payable to the Stockholders' Agent, as agent for the Holders, in accordance with such settlement agreement, arbitrator's instructions or judgment, as applicable, whereupon Parent shall have no further liability to the Holders with respect to the claim determined by such settlement agreement, arbitrator's instructions or judgment.

                (f) Howard Lee Morgan shall be constituted and appointed as agent ("Stockholders' Agent") for and on behalf of the Holders to give and receive notices and communications, to authorize delivery to Parent of the Parent Capital Stock or other property from the Escrow Fund in satisfaction of claims by Parent, to settle any other claims for indemnification, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Stockholders' Agent for the accomplishment of the foregoing. Such agency may be changed by the holders of a majority in interest of the Escrow Fund from time to time upon not less than ten (10) days' prior written notice to Parent. No bond shall be required of the Stockholders' Agent, and the Stockholders' Agent shall receive no compensation for his services. Notices or communications to or from the Stockholders' Agent shall constitute notice to or from each of the stockholders of the Company. If at any time there is no Stockholders' Agent, then any action contemplated to be taken by the Stockholders' Agent hereunder, and any power granted to the Stockholders' Agent, may be exercised by Holders representing a majority of the beneficial interests in the Escrow Fund (in such case, as used herein "Stockholders' Agent" shall mean such Holders). In the event that any claim, agreement, negotiation, settlement, compromise or demand for arbitration shall relate solely to the Holders of a specific class or series of Escrow Shares, then the Stockholders' Agent shall act with respect to such claim, agreement, negotiation, settlement, compromise or demand for arbitration in accordance with the instructions of the Holders of a majority of shares of such class or series of Escrow Shares.

                (g) The Stockholders' Agent shall not be liable for any act done or omitted hereunder as Stockholders' Agent while acting in good faith and in the exercise of reasonable judgment, and any act taken or omitted to be taken pursuant to the advice of counsel shall be conclusive evidence of such good faith. The stockholders of the Company shall severally indemnify the Stockholders' Agent and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholders' Agent and arising out of or in connection with the acceptance or administration of his duties hereunder.

                (h) The Stockholders' Agent shall have reasonable access to information about the Company and the reasonable assistance of the Company's officers and employees for purposes of performing its duties and exercising its rights hereunder; provided, that the Stockholders' Agent shall treat confidentially and not disclose any nonpublic information from or about the Company to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

        9.5 Actions of the Stockholders' Agent. A decision, act, consent or instruction of the Stockholders' Agent shall constitute a decision of all stockholders of the Company for whom shares of Parent Capital Stock otherwise issuable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each such stockholder of the Company, and the Escrow Agent and Parent may rely upon any decision, act, consent or instruction of the Stockholders' Agent as being the decision, act, consent or instruction of each and every such stockholder of the Company. The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholders' Agent.

        9.6     Third-Party Claims.

                (a) In the event that a third party asserts or threatens a claim which Parent believes may result in a demand against the Escrow Fund, Parent shall notify the Stockholders' Agent of such claim, and the Stockholders' Agent on behalf of the stockholders of the Company for whom shares of Parent Capital Stock otherwise issuable or payable to them are deposited in the Escrow Fund shall be entitled, at such stockholders' expense, to participate in any defense of such claim. Unless the Stockholders' Agent elects to assume such defense (with counsel reasonably acceptable to Parent, and, provided, that the Stockholders' Agent has the reasonable means to put on such a defense), Parent shall have the right to settle any such claim (with its own counsel); provided, that Parent may not effect the settlement of any such claim without the consent of the Stockholders' Agent, which consent shall not be unreasonably withheld. In the event that the Stockholders' Agent has consented to any such settlement, the Stockholders' Agent and the former stockholders of the Company shall have no power or authority to object under Section 9.3 or any other provision of this
Article IX to the amount of any claim by Parent against the Escrow Fund for indemnity with respect to such settlement.

                (b) In the event that a third party asserts or threatens a claim involving a Parent Indemnifiable Item, Parent shall be entitled to participate in any defense of such claim. Unless Parent elects to assume such defense, the Stockholders' Agent shall have the right to settle any such claim (with counsel reasonably acceptable to Parent); provided, that Stockholders' Agent may not effect the settlement of any such claim without the consent of the Parent, which consent shall not be unreasonably withheld.

        9.7     Limitations.

                (a) The parties hereto understand and agree that the indemnity obligations under this Article IX shall terminate twelve (12) months from the Closing Date, except insofar as a claim for indemnification under this
Article IX has been asserted and such claim has not been resolved in accordance with the terms of the this Agreement, the Escrow Agreement or otherwise.

                (b) Notwithstanding the foregoing, neither the Parent Indemnifying Parties nor the Holder Indemnifying Parties shall have any liability for indemnification under this Article IX unless and until the aggregate amount of Damages suffered by the Holder Indemnified Parties or the Parent Indemnified Parties, as the case may be, exceeds $250,000 (the "Threshold Amount"). The Holder Indemnified Parties or the Parent Indemnified Parties, as the case may be, shall be indemnified for all Damages in excess of the Threshold Amount; provided, however, that (i) the indemnification obligations of the Company and Company Stockholders hereunder shall be limited to an amount equal to the amount deposited in the Escrow Fund pursuant to Section 2.3 and (ii) the indemnification obligations of Parent hereunder shall be limited to $5,000,000; provided, further, that this paragraph shall not apply to any Company Expenses in excess of the Company Expense Fee Cap (each as defined in Section 10.2 below). For the purposes of this Article IX, the shares of Parent Capital Stock in the Escrow Fund shall be deemed to have a value of $2.10 per share. The parties hereby agree that except (x) as provided in Section 9.7(c) hereof, and (y) for matters contemplated by Sections 6.1(c), 6.1(d) and 9.8 hereof, Parent and the Surviving Corporation may seek to be made whole for any Damages only from the Escrow Fund and shall have no other remedy at law or in equity against the Company, the Surviving Corporation or the Holders other than as set forth in Section 9.7(c).

                (c) Notwithstanding any other provision of this Article IX, the terms of this Article IX shall not apply to any claims arising out of or resulting from alleged fraudulent conduct; (ii) any claims under any securities law that may not be waived or limited, or (iii) any claims relating to grossly negligent, reckless, willful, intentional or fraudulent breach of any representation, warranty, covenant or obligation by the Company, Company Stockholders or Parent.

        9.8 No Limitation. Notwithstanding any other provision of this Agreement, nothing contained in this Article IX shall limit the liability of any party for any breach of any representation, warranty or covenant if the Merger does not close.

                                   ARTICLE X
                               GENERAL PROVISIONS

        10.1 Nonsurvival of Representations, Warranties and Agreements. The representations and warranties in this Agreement shall terminate one year from the date of the Effective Time or upon the termination of this Agreement pursuant to Section 8.1, as the case may be. Each party agrees that, except for the representations and warranties contained in this Agreement, the Parent Disclosure Schedule, the Company Disclosure Schedule and the other agreements contemplated by this Agreement, no party hereto has made any other representations and warranties, and each party hereby disclaims any other representations and warranties made by itself or any of its officers, directors, employees, agents, financial and legal advisors or other representatives, with respect to execution and delivery of this Agreement or the Merger contemplated herein, notwithstanding the delivery or disclosure to any other party or any party's representatives of any documentation or other information with respect to any one or more of the foregoing.

        10.2 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses; provided, however, that if the Merger is consummated, Parent shall pay promptly upon demand the amount of all expenses incurred by the Company and the Holders (collectively, "Company Expenses"), including, without limitation, legal and accounting expenses and fees and expenses owed to Updata Capital Corporation, up to an amount equal to the difference between (a) $[305,000] (including fees and expenses payable to Updata Capital Corporation) and (b) amount of Company Expenses paid by the Company prior to the Closing (the "Company Expense Fee Cap"). Any Company Expenses in excess of the Company Expense Fee Cap shall be recoverable by Parent in accordance with Section 9 hereof.

        10.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                        (a)     if to Parent, to:

                                Advantix, Inc.
                                4675 MacArthur Blvd., Suite 1400
                                Newport Beach, CA 92626
                                Fax:  (949) 862-5412
                                Attention: John M. Markovich
                                           Executive Vice President
                                           Chief Financial Officer

                                with a copy to:

                                Brobeck, Phleger & Harrison LLP
                                38 Technology Drive
                                Irvine, CA  92618
                                Fax:  (949) 790-6301
                                Attention: Bruce Hallett, Esq.

                                and

                        (b)     if to the Company, to:

                                Tickets.com, Inc.
                                4061 Glencoe Avenue
                                Marina del Rey, CA 90292
                                Fax:  (310) 578-4201
                                Attention: James A. Caccavo
                                           President and Chief Executive Officer

                                with a copy to

                                Bryan Cave, LLP
                                2 North Central, Suite 2200
                                Phoenix, AZ 85004-4406
                                Fax: (602) 364-7070
                                Attention: Frank M. Placenti, Esq.

                        (c)     if to the Stockholders' Agent, to:

                                Howard L. Morgan
                                130 W. Union Street
                                Pasadena, CA 91103
                                Fax:  (610) 527-5437

                                with a copy to



        10.4 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA (WITHOUT REFERENCE TO CONFLICT OF LAW PRINCIPLES OTHER THAN THOSE DIRECTING CALIFORNIA LAW) EXCEPT TO THE EXTENT MANDATORILY GOVERNED BY THE LAWS OF THE STATE OF DELAWARE. PARENT, MERGER SUB AND THE COMPANY EACH HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY CALIFORNIA STATE OR FEDERAL COURT SITTING IN ORANGE COUNTY, CALIFORNIA, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND PARENT, MERGER SUB AND THE COMPANY EACH HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH CALIFORNIA STATE COURT OR SUCH FEDERAL COURT. PARENT, MERGER SUB AND THE COMPANY EACH HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING.

        10.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner to the fullest extent permitted by applicable law in order that the Merger may be consummated as originally contemplated to the fullest extent possible.

        10.6 Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties hereto; provided, however, that Parent may assign its rights, interests and obligations hereunder to any successor or parent entity of Parent whose shares are registered under Section 12 of the Exchange Act (or will be so registered at the Effective Time). Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Notwithstanding anything contained in this

Agreement to the contrary, other than Section 6.3, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and permitted assigns any rights or remedies under or by reason of this Agreement.

        10.7 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

        10.8 Entire Agreement. This Agreement (including the Exhibits, Schedules, the Parent Disclosure Schedule and the Company Disclosure Schedule) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

        10.9 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

        IN WITNESS WHEREOF, Parent and the Company have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

                                        PARENT

                                        ADVANTIX, INC.


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:


                                        MERGER SUB

                                        ADVANTIX ACQUISITION CORP.



                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:

                                        COMPANY

                                        TICKETS.COM, INC.

                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:




                      [SIGNATURE PAGE TO MERGER AGREEMENT]

                                        COMPANY STOCKHOLDERS

                                        ATTRACTOR INSTITUTIONAL LP

                                        By: Attractor Ventures LLC,
                                            its General Partner


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:


                                        ATTRACTOR DEARBORN PARTNERS LP

                                        By: Attractor Ventures LLC,
                                            its General Partner


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:


                                        ATTRACTOR LP

                                        By: Attractor Ventures LLC,
                                            its General Partner


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:


                                        Bill Gross' idealab!,
                                        a California corporation


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:




                      [SIGNATURE PAGE TO MERGER AGREEMENT]

                                        MOORE GLOBAL INVESTMENTS, LTD.

                                        By: Moore Capital Management, Inc.,
                                            its Trading Advisor


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:


                                        REMINGTON INVESTMENTS STRATEGIES, L.P.

                                        By: Moore Capital Advisors, L.L.C.,
                                            its General Partner


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:


                                        MULTI-STRATEGIES FUND, L.P.

                                        By: Moore Capital Management, Inc.,
                                            its Trading Advisor


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:





                      [SIGNATURE PAGE TO MERGER AGREEMENT]

                                        MULTI-STRATEGIES FUND LTD.

                                        By: Moore Capital Advisors, L.L.C.,
                                            its General Partner


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:

                                        idealab! Capital Partners I-A, L.P.


                                        By:
                                           -------------------------------------
                                           Name: William S. Elkus
                                           Title: Managing Member,
                                           idealab! Capital Management I, LLC,
                                           General Partner of idealab!
                                           Capital Partners I-A, LP


                                        idealab! Capital Partners I-B, L.P.


                                        By:
                                           -------------------------------------
                                           Name: William S. Elkus
                                           Title: Managing Member,
                                           idealab! Capital Management I, LLC,
                                           General Partner of idealab!
                                           Capital Partners I-B, LP





                      [SIGNATURE PAGE TO MERGER AGREEMENT]

                                        ----------------------------------------
                                        Steven J. Casey




                                        ----------------------------------------
                                        Robert H. Lessin




                                        ----------------------------------------
                                        Bruce Hendricks







                      [SIGNATURE PAGE TO MERGER AGREEMENT]


List of Exhibits
----------------
   Exhibit A      Form of Escrow Agreement
   Exhibit B      Form of Promissory Note
   Exhibit C      Form of Stockholder Voting Agreement
   Exhibit D      Form of Irrevocable Proxy
   Exhibit E      Form of Amended Stockholders Agreement
   Exhibit F      Form of Second Amended Investor Rights Agreement
   Exhibit G      Form of Opinion of Company's counsel
   Exhibit H      Form of Stockholder Representation Agreement
   Exhibit I      Form of Opinion of Parent's counsel
   Exhibit J      Arbitration Procedures

Tickets.com Inc. agrees to furnish to the Securities and Exchange Commission a copy of the foregoing exhibits upon request of the Securities and Exchange Commission.